Exhibit  10.1

Credit Agreement

dated as of July 10, 2013

among

Alliance Data Systems Corporation,

as Borrower,

The Guarantors Party Hereto,

The Banks Party Hereto,

and

Wells Fargo Bank, N.A.,

as Administrative Agent

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

Wells Fargo Securities, LLC

SunTrust Robinson Humphrey, Inc.,

J.P. Morgan Securities LLC,

Fifth Third Bank,

and

RBC Capital Markets*,

as Co-Lead Arrangers and Co-Book Runners,

and

Barclay Bank plc,

Mizuho Bank, Ltd,

Regions Bank,

The Bank of Nova Scotia,

Sumitomo Mitsui Banking Corporation,
The Bank of Tokyo-Mitsubishi UFJ, Ltd,
as Co-Documentation Agents

_________________________________________________
*RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Section	Heading	Page

ARTICLE 1	DEFINITIONS	1

Section 1.1.	Definitions	1

Section 1.2.	Accounting Terms and Determinations	22

Section 1.3.	Types of Borrowings	22

ARTICLE 2	THE CREDITS	23

Section 2.1.	Commitments to Lend	23

Section 2.2.	Notice of Borrowing	27

Section 2.3	Notice to Banks Funding of Loans	27

Section 2.4.	Evidence of Indebtedness	28

Section 2.5.	Maturity of Loans	29

Section 2.6.	Interest Rates	30

Section 2.7.	Fees	31

Section 2.8.	Termination or Reduction of Revolving Credit Commitments	32

Section 2.9.	Method of Electing Interest Rates for Loans	32

Section 2.10.	Optional Prepayments	33

Section 2.11.	Mandatory Prepayments	34

Section 2.12.	General Provisions as to Payments	35

Section 2.13.	Funding Losses	36

Section 2.14.	Computation of Interest and Fees	36

Section 2.15.	Regulation D Compensation	36

Section 2.16.	Increase in Commitments	36

Section 2.17.	Defaulting Banks	39

Section 2.18.	Extensions	40

ARTICLE 2A	LETTERS OF CREDIT	40

Section 2.A.1.	Letters of Credit	40

Section 2.A.2.	Minimum Statesd Amount	42

Section 2.A.3.	Letter of Credit Requests; Notices of Issuance; Reports	42

Section 2.A.4.	Agreement to Repay Letter of Credit Drawings	42

Section 2.A.5.	Letter of Credit Participations	43

Section 2.A6.	Increased Costs	45

ARTICLE 3	CONDITIONS	46

Section 3.1.	Initial Borrowing	46

Section 3.2.	Each Borrowing	47

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	48

Section 4.1.	Existence and Power	48

i

(continued)

Section 4.2.	Corporate and Governmental Authorization; No Contravention	48

Section 4.3.	Binding Effect	48

Section 4.4.	Financial Information	48

Section 4.5.	Litigation	49

Section 4.6.	Compliance with ERISA	49

Section 4.7.	Envrionmental Matters	50

Section 4.8.	Taxes	50

Section 4.9.	Subsidiaries	51

Section 4.10.	Investment Company	51

Section 4.11.	Full Disclosure	51

Section 4.12.	OFAC	51

Section 4.13.	Patriot Act	51

ARTICLE 5	COVENANTS	52

Section 5.1.	Information	52

Section 5.2.	Payment of Obligations	55

Section 5.3.	Maintenance of Property; Insurance	55

Section 5.4.	Conduct of Business and Maintenance of Existence	55

Section 5.5.	Compliance with Laws	55

Section 5.6.	Inspection of Property, Books and Records	56

Section 5.7.	Mergers and Sales of Assets	56

Section 5.8.	Use of Proceeds	56

Section 5.9.	Negative Pledge	56

Section 5.10.	End of Fiscal Years and Fiscal Quarters	58

Section 5.11.	Total Leverage Ratio	58

Section 5.12.	Interest Coverage Ratio	58

Section 5.13.	Delinquency Ratio	58

Section 5.14.	Debt Limitation	58

Section 5.15.	Capitalization of Insured Subsidiaries	59

Section 5.16.	Restricted Payments; Required Dividends	59

Section 5.17.	Change of Business	60

Section 5.18.	Restricted Acquisitions	60

Section 5.19.	No Restrictions	60

Section 5.20.	Guarantors	62

Section 5.21.	Government Regulation	62

ARTICLE 6	DEFAULTS	63

Section 6.1.	Events of Default	63

Section 6.2.	Notice of Default	65

ARTICLE 7	THE AGENT	65

Section 7.1.	Appointment and Authorization	65

Section 7.2.	Administrative Agent and Affiliates	65

Section 7.3.	Action by Administrative Agent	66

ii

(continued)

Section 7.4.	Consultation with Experts	66

Section 7.5.	Liability of Administrative Agent	66

Section 7.6.	Indemnification	66

Section 7.7.	Credit Decision	66

Section 7.8.	Successor Administrative Agent	67

Section 7.9.	Letter of Credit Ussuer and Swing Lender	67

Section 7.10.	Other Agents	67

ARTICLE 8	CHANGE IN CIRCUMSTANCES	68

Section 8.1.	Basis for Determining Interest Rate Inaccurate or Unfair	68

Section 8.2.	Illegality	68

Section 8.3.	Increased Cost and Reduced Return	68

Section 8.4.	Taxes	69

Section 8.5	Base Rate Loans Substituted for Affected Fixed Rate Loans	71

Section 8.6.	Limitations on Reimbursement	71

Section 8.7.	Replacement of Banks	72

ARTICLE 9	PERFORMANCE AND PAYMENT GUARANTY	73

Section 9.1.	Unconditional and Irrevocable Guaranty	73

Section 9.2.	Enforcement	74

Section 9.3.	Obligations Absolute	74

Section 9.4.	Waiver	75

Section 9.5	Subrogation	75

Section 9.6.	Survival	76

Section 9.7.	Guarantors' Consent to Assigns	76

Section 9.8	Continuing Agreement	76

Section 9.9.	Entire Agreement	76

Section 9.10.	Application	76

Section 9.11.	Benefit to Guarantors	76

Section 9.12.	Keepwell	76

ARTICLE 10	MISCELLANEOUS	77

Section 10.1.	Notices	77

Section 10.2.	No Waivers	78

Section 10.3	Expenses; Indemnification	78

Section 10.4.	Sharing of Set-Offs	79

Section 10.5.	Amendment or Waiver, etc.	80

Section 10.6.	Successors and Assigns	81

Section 10.7.	Collateral	84

Section 10.8.	Governing Law; Submission to Jurisdiction	84

Section 10.9.	Counterparts; Integration; Effectiveness; Survival	85

Section 10.10.	Waiver of Jury Trial	85

Section 10.11.	Limitation on Interest	85

Section 10.12.	Currency Equivalent Generally	86

iii

(continued)

Section 10.13.	No Advisory or Fiduciary Responsibility	86

Section 10.14.	USA Patriot Act	87

Section 10.15.	Confidentiality	87

Appendix I	Pricing Schedule

iv

This Credit Agreement, dated as of July 10, 2013, is entered into by and among Alliance Data Systems Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, the Banks from time to time party hereto, and Wells Fargo Bank, N.A., as Administrative Agent.

Whereas, the Borrower has requested that the Banks provide a credit facility to the Borrower on the terms and conditions set forth in this Agreement;

Now, Therefore, the parties hereto agree as follows:

Article 1

Definitions

Section 1.1 Definitions.  The following terms, as used herein, have the following meanings:

“Act” has the meaning set forth in Section 10.14.

“Administrative Agent” means Wells Fargo Bank, N.A. in its capacity as agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“ADSI” means ADS Alliance Data Systems, Inc., a Delaware corporation.

“Affected Loans” has the meaning set forth in Section 2.11(c).

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary thereof) which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The Affiliates of a Person shall include any officer or director of such Person.

“Agreement” means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed or refinanced from time to time.

“Anti-Terrorism Order” means Executive Order 13224, executed by President George W. Bush on September 24, 2001.

“Applicable Commitment Fee Percentage” means a rate per annum equal to the applicable rate specified in the pricing schedule attached hereto as Appendix I.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its U.S. Dollar Loans and Canadian Dollar Loans, its Domestic Lending Office, and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Assignment and Assumption Agreement” means an appropriately completed Assignment and Assumption Agreement in substantially the form of Exhibit A hereto.

“Bank” means each bank or other lender listed on the signature pages hereof, each assignee which becomes a Bank pursuant to Section 10.6(c), and their respective successors.

“Bank Insolvency Event” shall mean that (i) a Bank or its Parent is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Bank or its Parent is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Bank or its Parent, or such Bank or its Parent has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Bank or its Parent has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Bank Insolvency Event shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Bank or a Parent thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Bankruptcy Code” has the meaning set forth in Section 9.3.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day and (iii) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) for deposits in  Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day).

“Base Rate Loan” means a Loan in U.S. Dollars which bears interest at the Base Rate pursuant to the provisions of Articles 2 or 8 hereof.

“Base Rate Margin” means a percentage per annum equal to the applicable percentage specified in the pricing schedule attached hereto as Appendix I.

“Beneficiaries” has the meaning set forth in Section 9.1.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close and, if the applicable Business Day relates to an advance or continuation of, or conversion into, or payment of, a (a) Euro-Dollar Loan or a Base Rate Loan for which the Base Rate is determined by clause (iii) of the definition thereof, on which commercial banks are open for international business (including dealing in U.S. Dollar deposits) in London, England or (b) Canadian Dollar Loan, on which commercial banks are open for international business in Toronto, Canada.

“CAD Fronted Loans” has the meaning set forth in Section 2.1(h).

“CAD Fronting Bank” means Wells Fargo  Bank, N.A. and any Bank which agrees in its sole discretion, with the consent of the Administrative Agent and the Borrower, to replace Wells Fargo Bank, N.A. as the CAD Fronting Bank hereunder.

“CAD Non-Funding Bank” means each Bank which has notified the Borrower and Administrative Agent in writing no later than one (1) Business Day prior to the Effective Date that it is unable to fund Loans in Canadian Dollars as confirmed by Wells Fargo Bank N.A. in writing; provided that each such Bank shall be a CAD Non-Funding Bank solely to the extent of its Revolving Credit Commitment as in effect on the Effective Date.

“Canadian Base Rate” means, for any day, the greater of:  (i) the floating annual rate of interest established by the Administrative Agent from time to time as the reference rate it will use to determine rates of interest on Canadian Dollar loans to customers in the United States and designated as its prime rate, as in effect on such day (it being acknowledged and agreed that such rate may not be the Administrative Agents’ best or lowest rate); and (ii) the CDOR Rate applicable on such day plus 1.0%.

“Canadian Base Rate Loan” means a Loan in Canadian Dollars which bears interest at the Canadian Base Rate pursuant to the provisions of Articles 2 or 8 hereof.

“Canadian Base Rate Margin” means a percentage per annum equal to the applicable percentage specified in the pricing schedule attached hereto as Appendix I.

“Canadian Dollar Loans” means and includes each Loan denominated in Canadian Dollars.

“Canadian Dollars” and “Cdn$” each mean the lawful currency of Canada.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation in a Person that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, such Person.

“Cash Collateralize” means, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation (which shall permit certain investments in cash equivalents reasonably satisfactory to the Administrative Agent, until the proceeds are applied to such obligations) in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateral,” “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“CDOR Rate” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the “BA 1 Month” Rate for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be calculated as the 30 day rate applicable to Canadian Dollar denominated bankers’ acceptances quoted by the Administrative Agent as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the Effective Date, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the

Effective Date, or (iii) compliance by any Bank (or its Applicable Lending Office) or any Letter of Credit Issuer (or, for purposes of Section 8.3(b), by the Parent of such Bank or any Letter of Credit Issuer, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding Voting Stock of the Borrower on a fully-diluted basis; provided, that common stock owned by employees (either individually or through employee stock ownership or other stock-based benefit plans) of the Borrower and its Subsidiaries shall not be included in the calculation of ownership interests for purposes of this definition or any “change of control.”

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect on the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Comenity Bank” means Comenity Bank, a Delaware state-chartered bank indirectly wholly-owned by the Borrower.

“Commitment Amount Increase” has the meaning set forth in Section 2.16.

“Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit D.

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt” of any Person means, at any date, the Debt of such Person and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBIT” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense and (ii) federal, state, local and foreign income, value added and similar taxes.  If, during the period for which Consolidated EBIT is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such

Person to become a Subsidiary, (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person, (iii) disposed of sufficient Capital Stock of a Subsidiary to cause such Subsidiary to cease to be a Subsidiary, or (iv) disposed of or discontinued all or substantially all of the assets or operations of a Subsidiary or business unit, Consolidated EBIT shall be calculated after giving pro forma effect thereto as if such acquisition, disposition or discontinuation had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the total interest expense paid on Debt of the Borrower and its Subsidiaries (including the interest component of Capital Leases) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of any Person means, for any fiscal period, the net income of such Person and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary or other nonrecurring gain and loss and excluding all non-cash adjustments; provided that any cash payment made (or received) with respect to any such non-cash charge, expense or loss shall be subtracted (added) in computing Consolidated Net Income during the period in which such cash payment is made (or received).

“Consolidated Operating EBITDA” means, for any period, the sum of Consolidated EBIT for such period, plus, to the extent deducted in determining Consolidated Net Income, (a) depreciation and amortization expense, including amortization of intangible assets and (b) interest expense paid on Qualifying Deposits and Qualified Securitization Transactions for such period.  If, during the period for which Consolidated Operating EBITDA is being calculated, the Borrower or any Subsidiary has (i) acquired sufficient Capital Stock of a Person to cause such Person to become a Subsidiary, (ii) acquired all or substantially all of the assets or operations, division or line of business of a Person, (iii) disposed of sufficient Capital Stock of a Subsidiary to cause such Subsidiary to cease to be a Subsidiary, or (iv) disposed of or discontinued all or substantially all of the assets or operations of a Subsidiary or business unit, Consolidated Operating EBITDA shall be calculated after giving pro forma effect thereto as if such acquisition, disposition or discontinuation had occurred on the first day of such period and the reasonable expenses related to such acquisition, disposition or discontinuation shall be added to Consolidated Operating EBITDA for such period.

“Consolidated Subsidiary” of any Person means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Assets” of any Person means total assets of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP less any amount of assets reflected therein to the extent that they have been sold or pledged pursuant to a Qualified Securitization Transaction that are or may be reflected as debt on a balance sheet of such Person.

“Convertible Debt” means Debt issued by the Borrower which by its terms may be converted into or exchanged for equity securities of the Borrower at the option of the Borrower or the holder of such Debt, including without limitation, Debt with respect to which the performance due by the Borrower may be measured in whole or in part by reference to the value of an equity security of the Borrower but may be satisfied in whole or in part in cash.

“Credit” means either the Revolving Credit or the Term Credit.

“Credit Document” means this Agreement, the Notes and each other document (including any additional guarantees) executed or delivered in connection herewith or therewith.

“Credit Party” means the Borrower and each Guarantor.

“Debt” of any Person means at any date, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.9, Section 5.14 and the definitions of “Material Debt” and “Material Financial Obligations,” all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (and if such Debt is not otherwise an obligation of such Person, valued at the lesser of the amount of such Debt and the fair market value of the assets subject to such Lien), (vii) all Debt of others Guaranteed by such Person (and if such Guaranty is limited, valued at the lesser of the amount of such Debt and the maximum amount of such Guaranty) and (viii) Redeemable Stock of the Borrower or any of its Subsidiaries, valued at the amount of all obligations with respect to the redemption or repurchase thereof or the applicable liquidation preference.  Notwithstanding the foregoing, there shall be excluded from Debt of any Person any obligations of such Person under a Qualified Securitization Transaction that are or may be reflected as Debt on a balance sheet of such Person, and any obligations of such Person in respect of Qualifying Deposits.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means, at any time, subject to Section 2.17(b), (i) any Bank that has failed for two (2) or more Business Days to comply with its obligations under this Agreement (A) to make a Loan unless such Bank has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (B) to make a payment to the Letter of Credit Issuer in respect of a Letter of Credit or to the Swing Lender in respect of a Swing Loan or (C) to make any other payment due hereunder, unless the subject of a good faith dispute (each a “funding obligation”), (ii) any Bank that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied

(which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Bank that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing.  Any determination reasonably made by the Administrative Agent that a Bank is a Defaulting Bank will be conclusive and binding, absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.17(b)).

“Delinquency Ratio” means, for any calendar month, the percentage equivalent of a fraction (a) the numerator of which is the aggregate amount of all Managed Receivables the minimum payments on which are more than ninety (90) days contractually overdue and (b) the denominator of which is all Managed Receivables, in each case determined as of the last day of such calendar month.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions), any transaction whose value is derived from another asset or security, or any combination of the foregoing transactions; provided, however, that, with respect to any Guarantor, Derivatives Obligations Guaranteed by such Guarantor shall exclude all Excluded Derivative Obligations.

“Dollars” and “$” means freely transferable lawful money of the United States of America.

“Domestic Lending Office” means, as to each Bank, its office identified as such on its Administrative Questionnaire or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent, which office shall be located in the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower incorporated or organized in the United States or any state or territory thereof.

“EDGAR” has the meaning set forth in Section 5.01(a).

“Effective Date” means July 10, 2013.

“Eligible Transferee” means and includes a commercial bank, insurance company, financial institution, fund or other Person (other than a natural person) which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person (other than a natural person) which would constitute a “qualified institutional buyer”

within the meaning of Rule 144A under the Securities Act of 1933, as amended and as in effect on the Effective Date, or other “accredited investor” (other than a natural person) (as defined in Regulation D of the Securities Act of 1933, as amended and as in effect on the Effective Date).

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the cleanup or other remediation thereof.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” of any Person means such Person, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate identified as such on the signature pages hereto or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” means a percentage per annum equal to the applicable percentage specified in the pricing schedule attached hereto as Appendix I.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.6(b) on the basis of the London Interbank Offered Rate.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Derivative Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such  exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty is or becomes illegal.

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 24, 2011, by and among the Borrower, the guarantors from time to time party thereto, the financial institutions from time to time party thereto, and Wells Fargo Bank N.A. and SunTrust Bank, as Co-Administrative Agents for such financial institutions, as the same has been amended, modified or supplemented.

“Extended Maturity Date” has the meaning set forth in Section 2.18.

“Extended Revolving Credit Commitment” means, with respect to any Extending Revolving Credit Bank at any time, the portion of such Bank’s Revolving Credit Commitment extended pursuant to Section 2.18.

“Extending Revolving Credit Bank” means any Bank that has agreed to extend all or a portion of its Revolving Credit Commitment until an Extended Maturity Date pursuant to Section 2.18.

“Extended Term Loan” means, with respect to any Extending Term Loan Bank at any time, the portion of such Bank’s outstanding Term Loan or Incremental Term Loan extended pursuant to Section 2.18.

“Extending Term Loan Bank” means any Bank that has agreed to extend all or a portion of its outstanding Term Loan or Incremental Term Loan until an Extended Maturity Date pursuant to Section 2.18.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United

States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means each Subsidiary of the Borrower other than a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Bank, (a) with respect to any Letter of Credit Issuer, such Defaulting Bank’s Revolver Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by such Letter of Credit Issuer other than Letter of Credit Outstandings as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Lender, such Defaulting Bank’s Revolver Percentage of outstanding Swing Loans made by the Swing Lender other than Swing Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks.

“Fronting Fee” has the meaning set forth in Section 2.7(c).

“GAAP” has the meaning set forth in Section 1.2.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Bank” has the meaning set forth in Section 10.6(e).

“Guaranteed Obligations” has the meaning set forth in Section 9.1.

“Guarantor” means each Subsidiary of the Borrower that is listed as a Guarantor on the signature pages hereof or that becomes a Guarantor from time to time after the Effective Date pursuant to Section 5.20, in each case unless and until released pursuant to Section 5.20.

“Guarantor Supplement” means an appropriately completed Guarantor Supplement substantially in the form of Exhibit C hereto.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof to protect such holder against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Incremental Amendment” has the meaning set forth in Section 2.16(c).

“Incremental Term Loan” has the meaning set forth in Section 2.16(a).

“Indemnitee” has the meaning set forth in Section 10.3(b).

“Insured Subsidiary” means a Subsidiary of the Borrower that is an “insured depository institution” under and as defined in the U.S. Federal Deposit Insurance Act (12 U.S.C. §1813(c)(2)) or any successor statute or that has an analogous status under the laws of Canada or any other country that is a member of the OECD or any political subdivision of any such country.

“Interest Coverage Ratio” of any Person means, for any period, the ratio of Consolidated Operating EBITDA of such Person for such period to Consolidated Interest Expense of such Person for such period.

“Interest Period” means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Period Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i)any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such    Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

    (ii)any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii)(A)any Interest Period for any Loan (other than an Extended Term Loan) that would otherwise end after the Maturity Date shall end on the Maturity Date (unless such date is not a Business Day, in which case such Interest Period shall end on the latest Business Day to occur prior to the Maturity Date) and (B) any Interest Period for an Extended Term Loan that would otherwise end after the applicable Extended Maturity Date shall end on such Extended Maturity Date (unless such date is not a Business Day, in which case such Interest Period shall end on the latest Business Day to occur prior to such Extended Maturity Date).

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guaranty, time deposit or otherwise (but not including any demand deposit).

“L/C Participant” has the meaning set forth in Section 2A.5.

“L/C Supportable Obligations” means and includes obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business as are reasonably acceptable to the Administrative Agent and the respective Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

“Letter of Credit” has the meaning set forth in Section 2A.1(a).

“Letter of Credit Commitment” means U.S. $30,000,000 as the same may be reduced from time to time pursuant to Section 2.8.

“Letter of Credit Fee” has the meaning set forth in Section 2.7(b).

“Letter of Credit Issuer” means the Wells Fargo Bank, N.A. (or any of its affiliates) in its individual capacity and any other Bank which at the request of the Borrower and with the consent of the Administrative Agent (in the Administrative Agent’s reasonable discretion) agrees, in such Bank’s sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit.

“Letter of Credit Outstandings” means, at any time, the sum of, without duplication, (i) the aggregate U.S. Dollar Equivalent of the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate U.S. Dollar Equivalent of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” has the meaning set forth in Section 2A.3(a).

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association (or any other Person which takes over the administration of that rate) as the information vendor for the purpose of displaying interest settlement rates for Dollar deposits).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any Revolving Loan, Swing Loan or Term Loan made pursuant to Section 2.1; provided, that if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Period Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“London Interbank Offered Rate” means, for any Interest Period with respect to any Euro-Dollar Loan, either (i) the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) for deposits in Dollars for a period equal to such Interest Period, which appears on LIBOR01 Page (or any successor page) as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period or (ii) if the rate in clause (i) of this definition is not shown for any particular day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) at which deposits in U.S. Dollars are offered to the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loans of the Administrative Agent to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“Managed Receivables” of any Person means for any date the principal amount of all Securitization Assets originated or acquired by such Person as of such date regardless of whether such Securitization Assets are determined, with respect to such Person’s financial statements, to be “on-balance sheet” or “off-balance sheet.”

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and the Guarantors to perform their material obligations under the Credit Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties of the Credit Documents or the material rights and remedies of the Administrative Agent and the Banks thereunder.

“Material Asset” means an asset or assets having a fair market value in excess of $50,000,000.

“Material Debt” means Debt (other than the Loans hereunder) of a Person and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding U.S. $50,000,000.

“Material Domestic Subsidiary” means each Domestic Subsidiary that is a Material Subsidiary.

“Material Financial Obligations” of any Person means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of such Person and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate U.S. $50,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of U.S. $50,000,000.

“Material Subsidiary” means each direct or indirect Subsidiary which (i) owned as of the end of the most recently completed fiscal quarter (or, in the case of an acquired Subsidiary, on a pro forma basis would have owned) assets that represent in excess of 5% of the Consolidated Total Assets of the Borrower (calculated excluding the total assets of each Insured Subsidiary and each Qualified Securitization Entity) as of the end of such fiscal quarter or (ii) generated (or, in the case of an acquired Subsidiary, on a pro forma basis would have generated) annual revenues in excess of 5% of the consolidated total revenues for the Borrower and its Consolidated Subsidiaries (excluding each Insured Subsidiary and each Qualified Securitization Entity) for the most recently completed fiscal year.

“Maturity Date” means July 10, 2018.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 10.5 and (b) has been approved by the Required Banks.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank.

“Non-Extended Term Loan” means any outstanding Term Loan that is not an Extended Term Loan.

“Non-Extending Term Loan Bank” means any Bank that holds any Non-Extended Term Loan.

“Note” has the meaning set forth in Section 2.4(d).

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Notice of Interest Period Election” has the meaning set forth in Section 2.9.

“Obligations” means (i) all amounts owing to the Administrative Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document and (ii) so long as there are amounts owing under clause (i), Derivatives Obligations from time to time owed to a Person that, at the time of incurrence thereof, was a Bank or an Affiliate of a Bank.

“OECD” means the Organization for Economic Co-operation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Asset Control.

“Original Currency” has the meaning set forth in Section 10.8(b).

“Other Currency” has the meaning set forth in Section 10.8(b).

“Other Taxes” has the meaning set forth in Section 8.4(a).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 10.6(b).

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” means the office of the Administrative Agent located at WLS Charlotte Agency Services, Wells Fargo Bank, NA, 1525 W. WT Harris Blvd., Charlotte, NC 28262, MAC D1109-019, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means for any Bank its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Preferred Interests” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of common Capital Interests in such Person.

“Prime Rate” means the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate.

“Qualified ECP Guarantor” means, in respect of any Derivative Obligation, each Credit Party that at the time the relevant Guaranty becomes effective with respect to such Derivative Obligation constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Entity” means a Person that is a special purpose entity used in connection with a Qualified Securitization Transaction.

“Qualified Securitization Transaction” means a securitization or other sale or financing of Securitization Assets.

“Qualifying Deposits” means deposits that (i) are insured by the U.S. Federal Deposit Insurance Corporation (or, in the case of an Insured Subsidiary organized under the laws of Canada or any other country that is a member of the OECD or any political subdivision of any such country, the Canada Deposit Insurance Corporation or any similar or corresponding entity or fund) or any successor entity or fund and (ii) do not exceed the difference between (A) the amount of Securitization Assets net of the allowance for doubtful accounts minus (B) the amount of any bonds or notes that is based on one or more pools of Securitization Assets, or collateralized by the cash flows from one or more pools of Securitization Assets, in each case as shown on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Quarterly Date” has the meaning set forth in Section 2.6(a).

“Redeemable Stock” means Capital Stock of the Borrower or any of its Subsidiaries that is redeemable at the option of the holder thereof or that constitutes preferred stock.

“Refunded Swing Loans” has the meaning set forth in Section 2.1(d).

“Refunding Date” has the meaning set forth in Section 2.1(e).

“Refunding Swing Loan” has the meaning set forth in Section 2.1(d).

“Regulation U” means Regulation U of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

“Required Banks” means, as of the date of determination thereof, Non-Defaulting Banks whose outstanding Revolving Loans and Term Loans and interests in Letters of Credit and Swing Loans, and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Revolving Loans and Term Loans, interests in Letters of Credit and Swing Loans, and Unused Revolving Credit Commitments of the Non-Defaulting Banks.

“Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Restricted Acquisition” means any acquisition, whether in a single transaction or series of related transactions, by the Borrower or any one or more of its Subsidiaries, or any combination thereof, of (i) all or a substantial part of the assets, or all or any substantial part of a going business or division, of any Person, whether through purchase of assets or securities, by merger or otherwise, (ii) control of securities of an existing corporation or other Person having ordinary voting power (apart from rights accruing under special circumstances) to elect a majority of the board of directors (or other persons performing similar functions) of such corporation or other Person or (iii) control of a greater than 50% ownership interest in any existing partnership, joint venture or other Person, but in each case excluding (A) acquisitions of, or from, Subsidiaries and (B) acquisitions of Securitization Assets.

“Restricted Payment” means (i) any dividend or other distribution on any shares of a Person’s (including any Credit Party’s) capital stock (except dividends or distributions payable solely in shares of its capital stock and except dividends and distributions payable to the Borrower or any of its Subsidiaries) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of a Person’s (including any Credit Party’s) capital stock or (b) any option, warrant or other right to acquire shares of a Person’s capital stock, but in each case not including (1) payments of principal, premium (if any) or interest made pursuant to the terms of Convertible Debt prior to or in connection with conversion, (2) payments made to the Borrower or any of its Subsidiaries, (3) payments made solely in shares of (or solely out of the net proceeds of a substantially concurrent issuance of) such Person’s (including any Credit Party’s) capital stock or options, warrants or other rights to acquire shares of such Persons’ (including any Credit Party’s) capital stock and (4) dividends, distributions and other payments occurring or deemed to occur upon (A) the exercise by the holder thereof of stock options, warrants or other convertible or exchangeable securities or (B) the withholding of a portion of any stock options, warrants or other convertible or exchangeable securities to pay for taxes payable on account of such grant or award or the exercise thereof.

“Revolver Percentage” means at any time for each Bank with a Revolving Credit Commitment, the percentage obtained by dividing such Bank’s Revolving Credit Commitment by the Total Revolving Credit Commitment, provided that if the Total Revolving Credit Commitment has been terminated, the Revolver Percentage of each Bank shall be determined by dividing the percentage held by such Bank (including through participation interests in Letter of Credit Outstandings and Swing Loans) of the aggregate principal amount of all Revolving Loans, Swing Loans and Letter of Credit Outstandings.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.1(a), 2.1(c) and 2A.1 hereof.

“Revolving Credit Commitment” means, (i) with respect to each Bank listed on the signature pages hereof, the amount set forth opposite its name on Schedule I hereto under the heading “Revolving Credit Commitment,” (ii) with respect to each assignee that becomes a Bank pursuant to Section 10.6(c), the amount of the Revolving Credit Commitment thereby assumed by it, and (iii) with respect to any Bank that becomes a “Bank” pursuant to Section 2.16, the amount of such Bank’s Revolving Credit Commitment set forth in the applicable Commitment Amount Increase Request, in each case as such amount may be increased pursuant to Section 2.16, increased or reduced from time to time pursuant to Section 10.6(c) or reduced from time to time pursuant to Section 2.8 or Section 6.1.

“Revolving Credit Exposure” means, as to any Bank that has a Revolving Credit Commitment at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Bank’s participation in Letter of Credit Outstandings and Swing Loans at such time.

       “Revolving Loan” is defined in Section 2.1(a) hereof and, as so defined, includes a Base Rate Loan, a Euro-Dollar Loan, or a Canadian Base Rate Loan, each of which is a Type of Revolving Loan hereunder.

    Revolving Note” has the meaning set forth in Section 2.4(d).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) an individual resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Securitization Assets” means credit card receivables, other receivables, royalty and revenue streams, other financial assets, proceeds of the foregoing, and books, records and other related assets incidental to the foregoing.

“SPC” has the meaning set forth in Section 10.6(e).

“Stated Amount” of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

    “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such  Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including any such obligation in the form of a Guaranty.

“Swing Borrowing” means a Borrowing pursuant to Section 2.1(c).

“Swing Lender” means Wells Fargo Bank, N.A. and any Bank which agrees in its sole discretion, with the consent of the Administrative Agent and the Borrower, to replace Wells Fargo Bank, N.A. as the Swing Lender hereunder.

“Swing Loan Limit” means U.S. $65,000,000, as the same may be reduced from time to time pursuant to Section 2.8.

“Swing Loan Refund Amount” has the meaning set forth in Section 2.1(d).

“Swing Loans” has the meaning set forth in Section 2.1(c).

“Swing Note” has the meaning set forth in Section 2.4(d).

“Taxes” is defined in Section 8.4(a).

“Term Credit” means the credit facility for the Term Loans described in Section 2.1(b) hereof.

“Term Loan” is defined in Section 2.1(b) hereof and, as so defined, includes a Base Rate Loan or a Euro-Dollar Loan, each of which is a Type of Term Loan hereunder.  The Term Loans may be either Extended Term Loans and Non-Extended Term Loans.

“Term Loan Commitment” means, (i) with respect to each Bank listed on the signature pages hereof, the obligation of such Bank to make its Term Loan on the Effective Date in the principal amount equal to the amount set forth opposite such Bank’s name on Schedule I attached hereto and (ii) with respect to any Bank that becomes a “Bank” pursuant to Section 2.16, the amount of such Bank’s Term Loan Commitment set forth in the applicable

Commitment Amount Increase Request, in each case as such amount may be increased pursuant to Section 2.16.

“Term Loan Percentage” means, for each Bank, the percentage of the Term Loan Commitments represented by such Bank’s Term Loan Commitment or, if the Term Loan Commitments have been terminated or have expired, the percentage held by such Bank of the aggregate principal amount of all Term Loans then outstanding.

“Term Note” is defined in Section 2.4(d) hereof.

“Total Leverage Ratio” means, at any time, the ratio of (x) Consolidated Debt of the Borrower and its Subsidiaries to (y) Consolidated Operating EBITDA of the Borrower and its Subsidiaries for the four full fiscal quarters then most recently ended.

“Total Revolving Credit Commitment” means the aggregate amount of the Revolving Credit Commitments of each of the Banks.

“Type” means the type of Loan determined according to the interest option applicable thereto and the currency in which such Loan is denominated; i.e., whether a Base Rate Loan, a Canadian Base Rate Loan, or a Euro-Dollar Loan and whether advanced in U.S. Dollars or Canadian Dollars.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unpaid Drawing” has the meaning set forth in Section 2A.4(a).

“Unused Revolving Credit Commitments” means, at any time, the difference between the Total Revolving Credit Commitment then in effect and the aggregate outstanding principal amount of Revolving Loans and Letter of Credit Outstandings.

“U.S. Dollar Amount” means (i) the amount of any Obligation denominated in U.S. Dollars and (ii) in relation to any Canadian Base Rate Loan, the U.S. Dollar Equivalent of such Loan on the day such determination is required.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount and (b) with respect to any amount denominated in

Canadian Dollars, the amount of U.S. Dollars which would be realized by converting Canadian Dollars into U.S. Dollars at the exchange rate quoted to the Administrative Agent at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the date on which a computation thereof is required to be made, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for Canadian Dollars.

“U.S. Dollar Loans” means and includes each Loan denominated in U.S. Dollars.

“U.S. Dollars” and “U.S. $” shall mean freely transferable lawful money of the United States of America.

“Voting Stock” of any Person means the equity interests of such Person that are, under ordinary circumstances, entitled to vote in the election of the board of directors or other persons performing similar functions of such Person.

“Wholly-Owned Subsidiary” means, as to any Person, any corporation or other entity 100% of whose Voting Stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2. Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (“GAAP”); provided that, (i) all calculations of financial covenants and corresponding accounting terms shall include for all periods covered thereby pro forma adjustments for the (x) actual historical financial performance of and (y) identifiable cost savings associated with such entities or assets acquired as permitted under Section 5.18 and (ii) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 or any definition directly or indirectly used therein or in Appendix I to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 or any definition directly or indirectly used therein or in Appendix I for such purpose), then the Borrower’s compliance with such covenant and determinations made pursuant to any such definition or Appendix I shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant, definition or Appendix I is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.3. Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans under a Credit of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type (subject to Article 8) and, except in the case of Base Rate Loans or Canadian Base Rate Loans, have the same initial Interest Period.

Article 2

The Credits

Section 2.1. Commitments to Lend.  (a) Revolving Loans.  At any time on or after the Effective Date and prior to the Maturity Date, each Bank with a Revolving Credit Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower pursuant to this Section from time to time in U.S. Dollars or Canadian Dollars in amounts such that the U.S. Dollar Amount of all Revolving Loans made by such Bank to the Borrower at any one time outstanding, when combined with such Bank’s Revolver Percentage of the U.S. Dollar Equivalent of all Swing Loans and Letter of Credit Outstandings at such time, shall not exceed the amount of its Revolving Credit Commitment.  The sum of the U.S. Dollar Amount of all Revolving Loans denominated in Canadian Dollars plus the U.S. Dollar Equivalent of all Swing Loans and Letter of Credit Outstandings denominated in Canadian Dollars shall not exceed U.S. $65,000,000.  Each Borrowing under this Section 2.1(a) (i) in U.S. Dollars shall be in an amount equal to U.S. $5,000,000 or any larger multiple of U.S. $1,000,000 and (ii) in Canadian Dollars shall be in an amount equal to Cdn $5,000,000 or any larger multiple of Cdn $1,000,000 (except that in each case any such Borrowing may be in the aggregate amount of the then unutilized Revolving Credit Commitments) and shall be made from the several Banks ratably in proportion to their respective Revolving Credit Commitments.  Revolving Loans shall either be Base Rate Loans, Euro-Dollar Loans or Canadian Base Rate Loans.  Within the foregoing limits, the Borrower may borrow under this Section 2.1(a), prepay Revolving Loans to the extent permitted by Section 2.10, and reborrow at any time prior to the Maturity Date (or, if applicable, the relevant Extended Maturity Date).

  (b)Term Loans.  Each Bank with a Term Loan Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make loans (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower pursuant to this Section in U.S. Dollars in an amount equal to its Term Loan Commitment.  The Borrowing under this Section 2.1(b) shall be made in a single Borrowing on the Effective Date from the several Banks ratably in proportion to their respective Term Loan Commitments, at which time the Term Loan Commitments shall expire.  Term Loans shall either be Base Rate Loans or Euro-Dollar Loans.  No amount repaid or prepaid on any Term Loan may be borrowed again.

(c)Swing Loans.  From time to time on or after the Effective Date and prior to the Maturity Date (or, if applicable, the relevant Extended Maturity Date), the Swing Lender may elect in its sole discretion, on the terms and conditions set forth in this Agreement, to make loans (each a “Swing Loan” and, collectively, the “Swing Loans”) to the Borrower pursuant to this Section 2.1(c) in amounts such that (i) the U.S. Dollar Equivalent of Swing Loans made by the Swing Lender to the Borrower does not at any time exceed the Swing Loan Limit of the Swing Lender and (ii) the sum of the U.S. Dollar Amount of all Revolving Loans and U.S. Dollar Equivalent of all Swing Loans at such time, when added to the U.S. Dollar Equivalent of all Letter of Credit Outstandings at such time, does not exceed the Total Revolving Credit Commitment.  Each Borrowing under this Section 2.1(c) shall be in a U.S. Dollar Equivalent of at least U.S. $2,500,000.  Within the foregoing limits, the Borrower may borrow under this

Section 2.1(c), repay or prepay Swing Loans and reborrow at any time prior to the Maturity Date (or, if applicable, the relevant Extended Maturity Date).

(d)Refunding of Swing Loans with Syndicated Loans.  Provided that no condition described in Section 3.2 was knowingly waived by the Swing Lender with respect to the making of such Swing Loan, the Swing Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of the Borrower (which hereby irrevocably directs the Swing Lender to act on its behalf), on notice given by the Swing Lender no later than 11:30 a.m. (New York time) on the proposed date of Borrowing for the Base Rate Loans, if such Swing Loan is denominated in U.S. Dollars, or Canadian Base Rate Loans, if such Swing Loan is denominated in Canadian Dollars, referred to below, request each Bank with a Revolving Credit Commitment to make, and each such Bank hereby agrees to make, a Revolving Loan which shall be a Base Rate Loan or Canadian Base Rate Loan, as applicable, (a “Refunding Swing Loan”) under Section 2.1(a) in an amount (with respect to each such Bank, its “Swing Loan Refund Amount”) equal to such Bank’s Revolver Percentage of the aggregate principal amount of such Swing Loans (the “Refunded Swing Loans”) outstanding on the date of such notice, to repay the Swing Lender.  Unless any of the events described in Section 6.1(g) or (h) with respect to the Borrower shall have occurred and be continuing or the Revolving Credit Commitments shall have been terminated in full (in which case the procedures of Section 2.1(e) shall apply), each Bank with a Revolving Credit Commitment shall make such Base Rate Loan or Canadian Base Rate Loan available to the Administrative Agent at its Payment Office in immediately available funds, not later than 1:30 p.m. (New York time), on the date of such notice.  The Administrative Agent shall pay the proceeds of such Base Rate Loans or Canadian Base Rate Loans, as applicable, to the Swing Lender, which shall immediately apply such proceeds to repay its Refunded Swing Loans.  Effective on the day such Base Rate Loans or Canadian Base Rate Loans, as applicable, are made, the portion of the Swing Loans so paid shall no longer be outstanding as Swing Loans, shall no longer be due as Swing Loans under the Swing Note held by the Swing Lender, and shall be due as Base Rate Loans or Canadian Base Rate Loans, as applicable, hereunder and under the respective Revolving Notes, if any, issued to the Banks (including the Swing Lender) in accordance with their respective ratable share of the Revolving Credit Commitments.  The Borrower authorizes the Swing Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Loans to the extent amounts received from the Banks are not sufficient to repay in full such Refunded Swing Loans.  The Swing Lender agrees to give notice to the Borrower should it decide to refund Swing Loans with Revolving Loans pursuant to this Section 2.1(d); provided, that such Swing Lender’s failure to give such notice (or any delay therein) does not affect the validity or the effectiveness of such Notice of Borrowing or the refunding of Swing Loans pursuant thereto.

(e)Purchase of Participations in Swing Loans.  Provided that no condition described in Section 3.2 was knowingly waived by the Swing Lender with respect to the making of such Swing Loan, if prior to the time Revolving Loans would have otherwise been made pursuant to Section 2.1(d), one of the events described in Section 6.1(g) or (h) with respect to the Borrower shall have occurred and be continuing or the Revolving Credit Commitments shall have been terminated in full, each Bank with a Revolving Credit Commitment shall, on the date such Base Rate Loans or Canadian Base Rate Loans, as applicable, were to have been made pursuant to the notice referred to in Section 2.1(d) (the “Refunding Date”), purchase an undivided participating interest in the Swing Loans in an amount equal to such Bank’s Swing Loan Refund Amount.  On and after the Refunding Date, the related Swing Loan will accrue interest as though such Swing Loan were a Base Rate Loan or Canadian Base Rate Loan, as applicable.  On the Refunding Date, each Bank with a Revolving Credit Commitment shall transfer to the Swing Lender, in immediately available funds, such Bank’s Swing Loan Refund Amount, and upon receipt thereof such Bank shall be deemed to have purchased an undivided participating interest in such Swing Loans as of such date of receipt, in the Swing Loan Refund Amount of such Bank.

(f)Payments on Participated Swing Loans. At any time after a Swing Lender has received from any Bank such Bank’s Swing Loan Refund Amount pursuant to Section 2.1(e) and such Swing Lender receives any payment on account of the Swing Loans in which the Banks have purchased participations pursuant to Section 2.1(e), such Swing Lender will promptly distribute to each such Bank its ratable share (determined on the basis of the Swing Loan Refund Amounts of all of the Banks) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by such Swing Lender is required to be returned, such Bank will return to such Swing Lender any portion thereof previously distributed to it by such Swing Lender.

(g)Obligations to Refund or Purchase Participations in Swing Loans Absolute. Each Bank’s obligation to transfer the amount of a Base Rate Loan or Canadian Base Rate Loan, as applicable, to the Swing Lender as provided in Section 2.1(d) or to purchase a participating interest pursuant to Section 2.1(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank, or any other Person may have against the Swing Lender or any other Person, (ii) the occurrence or continuance of a Default or the reduction of the Revolving Credit Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party or Subsidiary of a Credit Party or any other Person, (iv) any breach of this Agreement by a Credit Party, any other Bank or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h)(i) CAD Fronted Loans.  From time to time on or after the Effective Date and prior to the Maturity Date (or, if applicable, the relevant Extended Maturity Date), the CAD Fronting Bank shall, on the terms and conditions set forth in this Agreement, make Canadian Base Rate Loans (each a “CAD Fronted Loan” and, collectively, the “CAD Fronted Loans”) on behalf of each CAD Non-Funding Bank that is not a Defaulting Bank to the Borrower pursuant to Section 2.1(a) in the amount of the Canadian Base Rate Loan scheduled to be made by each such CAD Non-Funding Bank.  The CAD Fronting Bank shall act on behalf of the CAD Non-Funding Banks with respect to the CAD Fronted Loans.  The CAD Fronting Bank has all of the benefits and immunities (i) provided to the Administrative Agent in Article 7 with respect to any acts taken or omissions suffered by the CAD Fronting Bank in connection with CAD Fronted Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in Article 7, included the CAD Fronting  Bank with respect to such acts or omissions, except that the obligations of the Banks under Section 7.6 with respect to the CAD Fronting Bank shall be limited to the CAD Non-Funding Banks and (ii) as additionally provided in this Agreement with respect to the CAD Fronting Bank.

(ii)Purchase of Participations in CAD Fronted Loans.  Each CAD Non-Funding Bank, immediately upon the advancing of a Canadian Base Rate Loan by the CAD Fronting Bank pursuant to Section 2.1(a) (the “CAD Borrowing Date”), shall be deemed irrevocably and unconditionally to have purchased and received from the CAD Fronting Bank, without recourse or warranty, an undivided participating interest in the CAD Fronted Loans in an amount equal to the amount of the Canadian Base Rate Loan scheduled to be made by such CAD Non-Funding Bank and the obligations of the Borrower under this Agreement with respect thereto (although the interest payable on the CAD Fronted Loans shall be for the account of the CAD Fronting Bank until such time as a CAD Non-Funding Bank shall have funded to the CAD Fronting Bank its portion of such CAD Fronted Loan).  The CAD Fronting Bank, at any time and from time to time in its sole and absolute discretion, may request a CAD Non-Funding Bank to fund directly to the CAD Fronting Bank its share of the outstanding CAD Fronted Loans plus accrued but unpaid interest thereon.  Any such amount not paid when due shall bear interest, payable by the CAD Non-Fronting Bank upon demand, at a rate per annum equal to the rate applicable to past due Canadian Base Rate Loans pursuant to Section 2.6(c).  Upon receipt of such amount in immediately available funds, such CAD Non-Funding Bank shall be deemed to have funded its portion of the outstanding Canadian Base Rate Loans.

(iii)Obligations to Purchase Participations in CAD Fronted Loans Absolute. Each CAD Non-Funding Bank’s obligation to purchase a participating interest and fund the amount of a Canadian Base Rate Loan to the CAD Fronting Bank as provided in Section 2.1(h)(ii) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such CAD Non-Funding Bank, or any other Person may have against the CAD Fronting Bank or any other Person, (ii) the occurrence or continuance of a Default or the reduction of the Revolving Credit Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party or Subsidiary of a Credit Party or any other Person, (iv) any breach of this Agreement by a Credit Party, any other Bank or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv)Payments on CAD Fronted Loans. At any time after the CAD Fronting Bank has received from any CAD Non-Funding Bank such Bank’s principal amount of the CAD Fronted Loan pursuant to Section 2.1(h)(ii) and such CAD Fronting Bank receives any payment on account of the CAD Fronted Loans in which a CAD Non-Funding Bank has funded its participations pursuant to this Section 2.1(h), the CAD Fronting Bank will promptly distribute to each such CAD Non-Funding Bank its ratable share (determined on the basis of the principal amount of the CAD Fronted Loans owed to all of the CAD Non-Funding Banks) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the CAD Fronting Bank is required to be returned, such CAD Non-Funding Bank will return to the CAD Fronting Bank any portion thereof previously distributed to it by the CAD Fronting Bank.

  Section 2.2. Notice of Borrowing.  (a) The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) in respect of the Borrowing of Loans, other than Swing Loans and Refunding Swing Loans, not later than 12:00 Noon (New York time) on (w) the Business Day of the Borrowing if such Borrowing is to be a Base Rate Borrowing, (x) the third Business Day immediately preceding the date of the Borrowing if such Borrowing is to be a Canadian Base Rate Borrowing, and (y) the third Business Day immediately preceding the date of the Borrowing if such Borrowing is to be a Euro-Dollar Borrowing, specifying:

(i)the date of such Borrowing, which shall be a Business Day;

(ii)what Type of Loans are to be borrowed and whether the Loans comprising such Borrowing are to (i) be denominated in U.S. Dollars or Canadian Dollars, and (ii) bear interest initially at the Base Rate or a Euro-Dollar Rate in the case of a U.S. Dollar Borrowing or the Canadian Base Rate in the case of a Canadian Dollar Borrowing;

(iii)(w) in the case of a Euro-Dollar Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and (x) in the case of a Base Rate Borrowing, the date, if any, on which such Revolving Loan will be converted to a Euro-Dollar Loan; and

(iv)the aggregate amount of such Borrowing.

  (b)The Borrower shall give the Swing Lender a Notice of Borrowing in respect of Swing Loans not later than (i) 2:00 p.m. (New York time) in the case of Swing Loans denominated in U.S. Dollars and (ii) 10:00 a.m. (New York time) in the case of Swing Loans denominated in Canadian Dollars, in each case on the date of Borrowing of such Swing Loans (which shall be a Business Day), specifying the amount of such Borrowing.

(c)Refunding Swing Loans shall be made on the notice provided in Section 2.1(d).

  Section 2.3. Notice to Banks Funding of Loans.  (a) Upon receipt of a Notice of Borrowing (other than a Swing Borrowing), the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)Not later than 2:30 p.m. (New York time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in funds immediately available to the Administrative Agent at its Payment Office.  The Swing Lender shall make the proceeds of its Swing Loan available to the Borrower no later than 3:00 p.m. (New York time) on the date requested.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Payment Office.

(c)Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such

Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the cost to the Administrative Agent of funding the amount so advanced by the Administrative Agent to fund such Bank’s Loan, as reasonably determined by the Administrative Agent, and the interest rate applicable thereto pursuant to Section 2.6 and (ii) in the case of such Bank, if such Loan is denominated in U.S. dollars from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate and thereafter at the Base Rate, or in the case of a Loan denominated in Canadian Dollars, from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the cost to the Administrative Agent of funding the amount so advanced by the Administrative Agent to fund such Bank’s Loan, as reasonably determined by the Administrative Agent and thereafter at the Canadian Base Rate.  If such Bank shall repay to the Administrative Agent such correspondingamount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.4. Evidence of Indebtedness.  (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c)The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)Any Bank may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit B-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), B-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), or B-3 (in the case of Term Loans and referred to herein as “Term Note”), as applicable (the Revolving Notes, the Swing Note and Term Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Bank a Note or Notes, as applicable, payable to the order of such Bank.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.6, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.4(a) and (b) above.

Section 2.5. Maturity of Loans.  (a) Revolving Loans and Swing Loans.  Subject to the provisions of Section 2.8 and Article 6, the Revolving Credit Commitments shall terminate and the principal amount of all then outstanding Revolving Loans and Swing Loans, together with accrued interest thereon, shall be due and payable in full on the Maturity Date (or, if applicable, the relevant Extended Maturity Date).

(b)Term Loans.  The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of the Term Loan (other than any additional Term Loan advanced pursuant to Section 2.16, which shall be governed by the applicable Commitment Amount Increase) of such Bank in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Banks set forth opposite such date below (and, if applicable, as may be required pursuant to Article 6 or Section 2.16):

Installment Date	Aggregate Principal Amount
September 30, 2013	$7,140,625
December 31, 2013	$7,140,625
March 31, 2014	$7,140,625
June 30, 2014	$7,140,625
September 30, 2014	$7,140,625
December 31, 2014	$7,140,625
March 31, 2015	$7,140,625
June 30, 2015	$7,140,625
September 30, 2015	$14,281,250
December 31, 2015	$14,281,250
March 31, 2016	$14,281,250
June 30, 2016	$14,281,250
September 30, 2016	$14,281,250
December 31, 2016	$14,281,250
March 31, 2017	$14,281,250
June 30, 2017	$14,281,250
September 30, 2017	$14,281,250
December 31, 2017	$14,281,250
March 31, 2018	$14,281,250

; provided that to the extent not previously paid (i) the aggregate unpaid principal balance of the Non-Extended Term Loans shall be due and payable on the Maturity Date, (ii) the aggregate unpaid principal balance of the Extended Term Loans shall be due and payable as provided in Section 2.5(c) and (iii) the aggregate unpaid principal balance of any Term Loans advanced pursuant to Section 2.16 shall be due and payable as set forth in the applicable Commitment Amount Increase.

(c)In addition to the principal payments listed in Section 2.5(b), the Borrower unconditionally promises to pay to the Administrative Agent for the account of each Extending Term Loan Bank the then unpaid principal amount of the Extended Term Loan of such Bank in installments payable on the dates as agreed to pursuant to Section 2.18, provided that to the extent not previously paid the aggregate unpaid principal balances of the Extended Term Loans shall be due and payable on the applicable Extended Maturity Dates.

Section 2.6. Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made (or converted pursuant to Article 8) until it becomes due, at a rate per annum equal to the Base Rate plus the Base Rate Margin for such day.  Such interest shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (each, a “Quarterly Date”) and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, in the case of an Interest Period of six months, the date occurring three months after the first day of such Interest Period.

(c)Each Canadian Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Canadian Base Rate plus the Canadian Base Rate Margin for such day.  Such interest shall be payable quarterly in arrears on each Quarterly Date.  Any overdue principal of or interest on any Canadian Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Canadian Base Rate Loans for such day.

(d)Any overdue principal of, or interest on, any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the average rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three (3) Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in U.S. Dollars in an amount approximately equal to such overdue payment due to the Administrative Agent is offered to the Administrative Agent in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

(e)Each Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swing Loan is made until it becomes due, at a rate per annum equal to, if denominated in U.S. Dollars, the Base Rate for such day plus the Base Rate Margin and, if denominated in Canadian Dollars, the Canadian Base Rate for such day plus the Base Rate Margin.  Such interest shall be payable on each Quarterly Date or, if earlier, on the date such Swing Loan becomes due or its Refunding Date.  Any overdue principal of or interest on any Swing Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Swing Loans for such day.

(f)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g)The Administrative Agent agrees to use its best efforts to furnish quotations as contemplated by this Section.  If the Administrative Agent is unable to provide a quotation, the provisions of Section 8.1 shall apply.

Section 2.7. Fees.  (a) During the period from and including the Effective Date to and including the date upon which the Total Revolving Credit Commitment is terminated, the Borrower shall pay to the Administrative Agent for the account of the Banks with Revolving Credit Commitments, ratably in proportion to their respective Revolving Credit Commitments, a commitment fee at the rate per annum equal to the Applicable Commitment Fee Percentage on the daily average Unused Revolving Credit Commitments.  Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Revolving Commitments in their entirety.

(b)The Borrower agrees to pay to the Administrative Agent for distribution to each Bank with a Revolving Credit Commitment (based on each Bank’s Revolver Percentage) a fee in respect of each Letter of Credit issued hereunder (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Euro-Dollar Margin for Revolving Loans on the daily U.S. Dollar Equivalent of the Stated Amount of such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Date and on the first day after the termination of the Total Revolving Credit Commitment upon which no Letters of Credit remain outstanding.  While any Event of Default exists or after acceleration, the Letter of Credit Fee shall be increased by 2.0%; provided, however, that in the absence of acceleration, such adjustment shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Banks, with written notice to the Borrower.

(c)The Borrower agrees to pay to each Letter of Credit Issuer, for its own account, a fronting fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of the termination of such Letter of Credit, computed at a rate equal to 1/8th of 1% per annum of the daily U.S. Dollar Equivalent of the Stated Amount of such Letter of Credit.  Accrued Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Date and upon the first day after the termination of the Total Revolving Credit Commitment upon which no Letters of Credit remain outstanding.

(d)The Borrower agrees to pay, upon each drawing under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the customary scheduled administrative charge which the applicable Letter of Credit Issuer is generally imposing in connection with such occurrence with respect to letters of credit.

(e)The Borrower shall pay to the Administrative Agent such amounts as are agreed to from time to time.

Section 2.8. Termination or Reduction of Revolving Credit Commitments.  (a) Optional Reduction of Revolving Credit Commitments.  The Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent (or such shorter period of time agreed by the Administrative Agent), (i) terminate the Total Revolving Credit Commitment at any time, if no Revolving Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of U.S. $5,000,000 or a larger multiple of U.S. $1,000,000 the aggregate amount of the Total Revolving Credit Commitment in excess of the aggregate outstanding U.S. Dollar Amount of the Revolving Loans, and the U.S. Dollar Equivalent of the Swing Loans and Letter of Credit Outstandings.  Any termination of the Total Revolving Credit Commitments below the Letter of Credit Commitment then in effect shall reduce the Letter of Credit Commitment then in effect by like amount.  Any termination of the Total Revolving Credit Commitments below the Swing Loan Limit shall reduce the Swing Loan Limit then in effect by like amount.  Upon receipt of a notice pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof.

(b)Mandatory Reduction of Revolving Credit Commitments.  The Total Revolving Credit Commitment (and the respective Revolving Credit Commitment of each Bank) shall terminate on the Maturity Date.

(c)Pro Rata Reduction.  Each reduction to the Total Revolving Credit Commitment pursuant to this Section 2.8 shall be applied proportionately to reduce the Revolving Credit Commitment of each Bank.

Section 2.9. Method of Electing Interest Rates for Loans.  (a) The Loans included in a Borrowing shall be the Type of Loan specified by the Borrower in the applicable Notice of Borrowing given pursuant to Section 2.2.  Thereafter, the Borrower shall deliver a notice (a “Notice of Interest Period Election”) to the Administrative Agent not later than 12:00 noon (New York time) on the third Business Day prior to (i) if such Borrowing was initially a Base Rate Loan Borrowing, the commencement of the first Interest Period with respect to the conversion of such Base Rate Loan into a Euro-Dollar Loan specifying the duration of such Interest Period, or (ii) if such Borrowing was a Euro-Dollar Loan Borrowing, the last day of the current Interest Period specifying the duration of the additional Interest Period which is to commence.  Each Interest Period specified in a Notice of Interest Period Election shall comply with the provisions of the definition of “Interest Period.”  Notwithstanding the foregoing, the Borrower may not elect to convert any Loan into, or continue any Loan as, a Euro-Dollar Loan pursuant to any Notice of Interest Period Election if at the time such notice is delivered an Event of Default shall have occurred and be continuing.

(b)Each Notice of Interest Period Election shall specify:

(i)the Borrowing of Loans (or portion thereof) to which such notice applies;

(ii)the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.9(a) above;

(iii)if the Loans comprising such Borrowing are to be converted, the new Type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

(c)Upon receipt of a Notice of Interest Period Election from the Borrower pursuant to Section 2.9(a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.  If no Notice of Interest Period Election is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that such Loan be continued as a Base Rate Loan.

(d)An election by the Borrower to change or continue the rate of interest applicable to any Borrowing of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.2.

Section 2.10. Optional Prepayments.  (a) Subject, in the case of Euro-Dollar Loans, to Section 2.13, the Borrower may, upon at least one Business Day’s notice to the Administrative Agent, prepay any Base Rate Loans or Canadian Base Rate Loans or, upon at least three (3) Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Loans, in each case in whole at any time, or from time to time in part, without premium or penalty, in amounts aggregating a U.S. Dollar Equivalent of $5,000,000 or any larger multiple of a U.S. Dollar Equivalent of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay Revolving Loans or Term Loans, as specified by the Borrower, shall be applied to Euro-Dollar Loans, Base Rate Loans or Canadian Base Rate Loans, as specified by the Borrower, and shall be applied ratably to the Loans of the applicable Banks.

(b)Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank with Loans of the Credit and Type being prepaid outstanding of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

(c)The Borrower may elect to utilize the option set forth in Section 2.11(c) in connection with any optional prepayment.

Section 2.11. Mandatory Prepayments.  (a)  Requirements.  If on any date the sum of the aggregate outstanding U.S. Dollar Amount of Revolving Loans, U.S. Dollar Equivalent of Swing Loans and the U.S. Dollar Equivalent of Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment as then in effect, the Borrower shall repay on such date the principal of Swing Loans, and, if no Swing Loans are or remain outstanding, Revolving Loans in an aggregate amount equal to such excess.  If, after giving effect to the repayment of all outstanding Swing Loans and Revolving Loans, the aggregate U.S. Dollar Equivalent of Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Banks, on such date an amount in cash equal to such excess (up to the aggregate amount of the U.S. Dollar Equivalent of the Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as Cash Collateral for the Obligations.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Loans (other than Extended Term Loans and Term Loans advanced pursuant to Section 2.16) shall be repaid in full on the applicable Maturity Date, (ii) all then outstanding Extended Term Loans shall be repaid in full on the Extended Maturity Date and (iii) all outstanding Term Loans advanced pursuant to Section 2.16 shall be repaid in full as provided in the applicable Commitment Amount Increase.

(b)Application. With respect to each prepayment of Revolving Loans required by Section 2.11(a), the Borrower may designate the Types of Revolving Loans which are to be prepaid and the specific Borrowing or Borrowings pursuant to which made, provided that for any such prepayment (i) Euro-Dollar Loans may be so designated for prepayment pursuant to this Section 2.11 only on the last day of an Interest Period applicable thereto unless all Euro-Dollar Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans and Canadian Base Rate Loans have been paid in full; (ii) if any prepayment of Euro-Dollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the U.S. Dollar Equivalent of $5,000,000, such Borrowing shall be immediately converted into Base Rate Loans; and (iii) each prepayment of Revolving Loans pursuant to a Borrowing shall be applied pro rata among such Revolving Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs.

(c)Cash Collateral to Avoid Breakage.  Notwithstanding the provisions of Section 2.11(b), if at any time a mandatory or voluntary prepayment of Loans pursuant to Sections 2.10 or 2.11(a) above would result, after giving effect to the procedures set forth above, in the Borrower incurring breakage costs as a result of Euro-Dollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected Loans”), then the

Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent at its Payment Office (which deposit must be equal in amount to the amount of the Affected Loans not immediately prepaid) to be held as Cash Collateral for the obligations of the Borrower hereunder, with such Cash Collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Loans not initially prepaid pursuant to this sentence.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as Cash Collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Loans would otherwise have been immediately prepaid with the amounts deposited and upon the taking of any action by the AdministrativeAgent or the Banks pursuant to the remedial provisions of Article 6, any amounts held as Cash Collateral pursuant to this Section 2.11(c) shall, subject to the requirements of applicable law, be immediately applied to repay such Loans.

Section 2.12. General Provisions as to Payments.  (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder (i) not later than 1:00 p.m. (New York time) on the date when due, in immediately available funds, to the Administrative Agent at its Payment Office, and (ii) without any right to set-off, deduction or counterclaim by the Borrower.  All payments made hereunder shall be made (i) in the case of Obligations denominated in U.S. Dollars, in U.S. Dollars in immediately available funds at the place of payment, or (ii) in the case of Obligations denominated in Canadian Dollars, in Canadian Dollars in immediately available funds at the place of payment.  The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks.  Whenever any payment of principal of, or interest on, the Base Rate Loans, Canadian Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for the first two (2) Business Days after such payment by such Bank is due, and thereafter, at the Base Rate, or in the case of a Loan denominated in Canadian Dollars, the cost to the Administrative Agent of funding the amount so advanced by the Administrative Agent to fund such Bank’s Loan, as reasonably determined by the Administrative Agent for the first two (2) Business Days after such payment by such Bank is due, and thereafter, at the Canadian Base Rate.

Section 2.13. Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is prepaid, converted or becomes due (pursuant to Article 2, 6, or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.2, 2.9, or 2.10, the Borrower shall reimburse each Bank within fifteen (15) days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.14. Computation of Interest and Fees.  Interest based on the Prime Rate or Canadian Base Rate hereunder and fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day if and only if such payment is made in accordance with the provisions of the first sentence of Section 2.12(a)).

Section 2.15. Regulation D Compensation.  Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the London Interbank Offered Rate then in effect for such Loan divided by (B) one minus the Reserve Percentage over (ii) such London Interbank Offered Rate.  Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loan of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three (3) Business Days after the giving of such notice and (y) shall notify the Borrower at least five (5) Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.  The Borrower’s obligations under this Section 2.15 are limited as set forth in Section 8.6.

Section 2.16. Increase in Commitment. (a) The Borrower, on behalf of the Borrower and Guarantors, may, on any Business Day after the date hereof, increase the aggregate amount of the Revolving Credit Commitments and/or outstanding Term Loans and/or create one or more additional tranches of term loans (each additional tranche of term loans, an “Incremental Term Loan”); provided, however, that (i) any Commitment Amount Increase or Incremental Term Loan that results in the sum of the aggregate Revolving Credit Commitments plus the aggregate original principal amount of the Term Loans and Incremental Term Loans to be in excess of $2,900,000,000 minus, to the extent not utilized by the Borrower on or prior to August 25, 2013, up to $115,000,000, will require the approval of the Required Banks (and in all other cases, no approval or consent of any Bank shall be required except the Banks providing such Commitment Amount Increase or Incremental Term Loan and the consents contemplated by clause (v) below), (ii) any Commitment Amount Increase or issuance of Incremental Term Loans shall be in an amount not less than $50,000,000 (or such lesser amount as may be acceptable  to the Administrative Agent), (iii) no Default shall have occurred and be continuing at the time of the request or  the effective date of the Commitment Amount Increase or issuance of Incremental Term Loans or will result therefrom, (iv) all representations and warranties contained in Article 4 hereof shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) at the time of such request and on the effective date of such Commitment Amount Increase or issuance of Incremental Term Loans (other than representations and warranties that relate to a specific date, which shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such date), and (v) the Administrative Agent and, in the case of an increase in the Revolving Credit Commitment, each Letter of Credit Issuer and the Swing Line Lender, shall have provided their written consent (which consents shall not be unreasonably withheld).

(b)In order to request an increase in the Revolving Credit Commitments and/or outstanding Term Loans, the Borrower shall deliver a Commitment Amount Increase Request to the Administrative Agent at least five (5) Business Days (or such shorter period of time agreed by the Administrative Agent) prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Bank(s) (or additional Revolving Credit Commitments and/or Term Loans for existing Bank(s)) and the amount of its Revolving Credit Commitment and/or Term Loans (or additional amount of its Revolving Credit Commitment(s) and/or Term Loans).  The Borrower, the Administrative Agent, and each Bank and/or new Bank advancing an additional Term Loan shall agree in the relevant Commitment Amount Increase Request as to the amortization schedule of such additional Term Loan; provided that (i) such additional Term Loans shall have a weighted average life to maturity no lower than the remaining weighted average life to maturity of the outstanding Term Loans and (ii) no such amortization schedule shall have the effect of reducing the amortization payments scheduled to be made to the Banks that are not increasing their Term Loans.  Upon the effectiveness thereof, the new Bank(s) (or, if applicable, existing Bank(s)) (i) shall advance Loans in an amount sufficient such that after giving effect to its Loans each Bank shall have outstanding its respective Percentage of all Loans of the relevant Credit and (ii) in the case of the Revolving Credit, shall acquire its Revolver Percentage of all participations in Letter of Credit Outstandings and Swing Loans.  It shall be a condition to such effectiveness that (i) if any Euro-Dollar Loans are outstanding on the date of such effectiveness, Section 2.13 shall apply and (ii) if such Commitment Amount Increase is to the Revolving Credit Commitments, the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 2.8 hereof.  The Borrower and each Guarantor agree to deliver to the Administrative Agent such corporate due diligence documents as the Administrative Agent shall reasonably request in connection with any Commitment Amount Increase.  Promptly upon the effectiveness of any Commitment Amount Increase, the Borrower, if requested by any new Bank, shall execute and deliver new Notes to each requesting Bank.  The effective date of any Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent.

(c)(A) The Incremental Term Loans (i) may be unsecured or may be secured by liens on any or all assets of the Borrower and the Guarantors, as determined by the Borrower and the lenders of the Incremental Term Loans (and if so secured, the Term Loans and Revolving Loans shall be secured equally and ratably by liens on the same assets; provided that, to the extent the Incremental Term Loans (and any replacement financing) are paid and satisfied in full, or any liens granted to secure the Incremental Term Loans (and any replacement financing) are released, the ratable liens granted to secure the Term Loans and Revolving Loans shall, so long as no Default or Event of Default exists, upon the Borrower’s written request, also be released), (ii) shall rank pari passu in right of payment and of security with the Term Loans and Revolving Loans and shall have the same guarantors as the Term Loans and the Revolving Loans, (iii) shall not mature earlier than the latest Extended Maturity Date, (iv) shall not have a lower weighted average life to maturity than the remaining weighted average life to maturity of the outstanding Term Loans, (v) shall have an amortization schedule (subject to clause (iv)), provisions relating to optional and, to the extent applied pro rata to the Term Loans and the Incremental Term Loans, mandatory prepayments (including mandatory repurchase offers), and a Base Rate Margin, a Euro-Dollar Margin, rate floors, fees, premiums, funding discounts and other pricing terms (including a “MFN clause” allowing for repricing upon incurrence of subsequent Incremental Term Loans) for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans, and (vi) may not otherwise have terms and conditions different from those of the Term Loans and Revolving Loans.  (B) Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Guarantor, each Bank agreeing to provide such Commitment, if any, each new Bank, if any, and the Administrative Agent.  The Incremental Amendment shall not, except as specified in the preceding sentence, require the consent of any Bank, and may effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The Banks hereby authorize the Administrative Agent to execute such other documents, instruments and agreements, including security agreements, as may be necessary in the reasonable opinion of the Administrative Agent to give effect to the Incremental Amendment.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of such conditions as the parties thereto shall agree.  The Borrower will use the proceeds of each Incremental Term Loan for any purpose permitted by Section 5.8.

(d)The Borrower agrees to pay any reasonable out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase and any Incremental Amendment.  Notwithstanding anything herein to the contrary, no Bank shall have any obligation to increase its Revolving Credit Commitment or advance additional Term Loans or Incremental Term Loans and no Bank’s Revolving Credit Commitment shall be increased without its consent thereto, and each Bank may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or advance additional Term Loans or Incremental Term Loans.

Section 2.17. Defaulting Banks.  (a) If any Bank with a Revolving Credit Commitment becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)so long as no Default shall be continuing immediately before or after giving effect to such reallocation, all of such Defaulting Bank’s participation in Letter of Credit Outstandings and Swing Loans will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Bank has become a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Revolver Percentages (calculated as if the Defaulting Bank’s Revolving Credit Commitment was reduced to zero and each Non-Defaulting Bank’s Revolving Credit Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Bank’s total Revolving Credit Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Bank as in effect at the time of such reallocation; and

(ii)to the extent that any portion (the “unreallocated portion”) of such Defaulting Bank’s participation in Letter of Credit Outstandings and Swing Loans cannot be reallocated pursuant to clause (i) above for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of any Letter of Credit Issuer and/or the Swing Lender), (y) Cash Collateralize the obligations of the Borrower to such Letter of Credit Issuer or the Swing Lender in respect of such exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Defaulting Bank’s participation in Letter of Credit Outstandings and Swing Loans or (z) make other arrangements satisfactory to the Administrative Agent, the Letter of Credit Issuer and the Swing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank;

provided that neither any such reallocation nor any payment by a Non-Defaulting Bank pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, a Letter of Credit Issuer, the Swing Lender or any other Bank may have against such Defaulting Bank or cause such Defaulting Bank to be a Non-Defaulting Bank.

(b)If the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Swing Lender agree in writing in their discretion that any Defaulting Bank has ceased to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Banks in accordance with their Percentage under the applicable Credit without giving effect to Section 2.17(a), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and

provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

(c)So long as any Bank is a Defaulting Bank, no Letter of Credit Issuer will be required to issue, amend, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that the Borrower has complied with the requirements of Section 2A.1(a)(iii).

Section 2.18. Extensions.  Notwithstanding anything herein to the contrary, at any time after the Effective Date, and from time to time, the Borrower may request and any Bank may agree to extend the maturity date applicable to all or any portion of its Term Loan or Incremental Term Loan (including any Extended Term Loan) or Revolving Credit Commitment (including any Extended Revolving Credit Commitment) to a date (such date as such Bank and the Borrower shall agree upon being an “Extended Maturity Date”) after the Maturity Date or after an Extended Maturity Date, as applicable.  Any such extensions under this Section 2.18 shall only require the consent of the Borrower, such Bank and the Administrative Agent (in the case of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned), and this Agreement may be amended accordingly as needed to implement such extension for such Bank, but as conditions to any such extension (i) the Borrower’s request for such extension shall be in a minimum amount of $50,000,000 of Term Loans and Incremental Term Loans or Revolving Credit Commitments, as applicable, (ii) the request for such extension and the opportunity to extend its Term Loan, Incremental Term Loan or Revolving Credit Commitment, as applicable, shall be made available pro rata to all Banks holding Term Loans, Incremental Term Loans or Revolving Credit Commitments, as applicable, (iii) no Default shall have occurred and be continuing at the time of the request or the effective date of the extension or will result therefrom, and (iv) all representations and warranties contained in Article 4 hereof shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) at the time of such request and on the effective date of such extension.

Article 2A

Letters of Credit

Section 2A.1. Letters of Credit.  (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the thirtieth day immediately preceding the Maturity Date to issue a standby letter of credit for the account of the Borrower in support of L/C Supportable Obligations (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”), and subject to and upon the terms and conditions set forth herein such Letter of Credit Issuer agrees to issue from time to time, irrevocable Letters of Credit in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent.  Notwithstanding anything herein to the contrary, those certain letters of credit issued for the account of the Borrower by the Administrative Agent or the Administrative Agent’s affiliate and listed on Schedule 2A.1 hereof (the “Existing Letters of Credit”) shall each constitute a “Letter of Credit” herein for all purposes of this Agreement with the Borrower as the applicant therefor, to the same extent, and with the same force and effect as if the Existing Letters of Credit had been issued under this Agreement at the request of the Borrower.  Notwithstanding the foregoing, no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

   (i)any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the Effective Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii)such Letter of Credit Issuer shall have received notice from the Borrower or the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (v) of Section 2A.1(b); or

(iii)the Administrative Agent or such Letter of Credit Issuer has received notice from any Bank that it does not intend to participate in such Letter of Credit pursuant to Section 2A.5, or any Bank is a Defaulting Bank hereunder, unless the Borrower and such Letter of Credit Issuer shall have entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate the risk of such Bank’s failure to participate in Letters of Credit (including Cash Collateralizing the amount of such Bank’s obligation).

(b)Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the U.S. Dollar Equivalent of the Stated Amount of which, when added to the U.S. Dollar Equivalent of the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) the Letter of Credit Commitment or (y) when added to the aggregate U.S. Dollar Amount of all Revolving Loans and U.S. Dollar Equivalent of the Swing Loans then outstanding, the Total Revolving Credit Commitment at such time; (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance (although any Letter of Credit may be extendible (whether automatically or otherwise) for successive periods of up to 12 months, but not beyond the thirtieth day preceding the Maturity Date), on terms reasonably acceptable to the respective Letter of Credit Issuer and in no event shall any Letter of Credit have an expiry date occurring later than the thirtieth day preceding the Maturity Date; (iii) each Letter of Credit shall be denominated in U.S. Dollars or Canadian Dollars; (iv) each Letter of Credit shall be payable only on a sight basis and upon conditions, if any, set forth therein; and (v) no Letter of Credit Issuer shall issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks that a Default exists until such time as such Letter of Credit Issuer shall have received written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) waiver of such Default by the Required Banks.

(c)Upon the occurrence of an event giving rise to the operation of Section 2A.1(a)(iii), the Borrower shall have the right, if no Default then exists, to replace such Bank in accordance with Section 8.7.

Section 2A.2. Minimum Stated Amount.  The initial Stated Amount of each Letter of Credit shall be not less than the U.S. Dollar Equivalent of $100,000 or such lesser amount as shall be reasonably acceptable to the respective Letter of Credit Issuer.

Section 2A.3. Letter of Credit Requests; Notices of Issuance; Reports.  (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer a written request (including by way of telecopier) prior to 1:00 p.m. (New York time) at least three (3) Business Days (or such shorter period as may be acceptable to such Letter of Credit Issuer) prior to the proposed date (which shall be a Business Day) of issuance (each a “Letter of Credit Request”), which Letter of Credit Request shall include any other documents that such Letter of Credit Issuer customarily requires in connection therewith.

(b)The respective Letter of Credit Issuer shall, promptly after each issuance of a Letter of Credit by it, give the Administrative Agent, each Bank and the Borrower written notice of the issuance of such Letter of Credit, accompanied, if requested, by a copy of the Letter of Credit or Letters of Credit issued by it.

Section 2A.4. Agreement to Repay Letter of Credit Drawings.  (a) The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office (which funds the Administrative Agent shall promptly forward to such Letter of Credit Issuer), for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date on which, the Borrower is notified by such Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Unpaid Drawing is paid by the Borrower at a rate per annum which shall be the interest rate applicable to Revolving Loans maintained as Base Rate Loans, if such Letter of Credit is denominated in U.S. Dollars, or Canadian Base Rate Loans, if such Letter of Credit is denominated in Canadian Dollars, as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.  Each Letter of Credit Issuer shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the Borrower under this Section 2A.4(a) or under any other Section of this Agreement.

(b)The Borrower’s obligation under this Section 2A.4 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Bank, including, without limitation, any defense based upon the failure of any payment under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such payment; provided, however, that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction) on the part of such Letter of Credit Issuer.

Section 2A.5. Letter of Credit Participations.  (a) Immediately upon the issuance by any Letter of Credit Issuer of a Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Bank with a Revolving Credit Commitment, and each such Bank (each an “L/C Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank’s Revolver Percentage, in such Letter of Credit, each substitute letter of credit, each payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 2.7(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees) and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Credit Commitments or Revolver Percentages of the Banks pursuant to Section 2.16 or 10.6(c), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2A.5 to reflect the new Revolver Percentages of the Banks.

(b)In determining whether to pay under any Letter of Credit, the respective Letter of Credit Issuer shall not have any obligation relative to the L/C Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction) shall not create for such Letter of Credit Issuer any resulting liability.

(c)In the event that the respective Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2A.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolver Percentage of such payment in the currency of such payment and in same day funds; provided, however, that no L/C Participant shall be obligated to pay to the

Administrative Agent its Revolver Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction) on the part of such Letter of Credit Issuer.  If the Administrative Agent so notifies any L/C Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 1:00 p.m. (New York time) on any Business Day, such L/C Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer (which funds the Administrative Agent shall promptly forward to the Letter of Credit Issuer) such Participant’s Revolver Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such L/C Participant shall not have so made its Revolver Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Rate for the first two (2) Business Days after such payment by such Bank is due, and thereafter, at the Base Rate, or in the case of an amount denominated in Canadian Dollars, the cost to the Administrative Agent of funding the amount so advanced by the Administrative Agent to fund such Bank’s amount, as reasonably determined by the Administrative Agent for the first two (2) Business Days after such payment by such Bank is due, and thereafter, at the Canadian Base Rate.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Revolver Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Revolver Percentage of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other L/C Participant’s Revolver Percentage of any such payment.

(d)Whenever the respective Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant which has paid its Revolver Percentage thereof, in the applicable currency, and in same day funds, an amount equal to such L/C Participant’s Revolver Percentage of the principal amount thereof and interest thereon accruing at the Federal Funds Rate, in the case of U.S. Dollars, or at the cost to the Administrative Agent of funding the amount so advanced by the Administrative Agent to fund such amount, as determined by the Administrative Agent after the purchase of the respective participations, in the case of Canadian Dollars.

(e)The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no L/C Participant shall be required to make payments resulting from the Letter of Credit Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the respective Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii)any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)the occurrence of any Default.

(f)To the extent the respective Letter of Credit Issuer is not indemnified for same by the Borrower, the L/C Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Revolver Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no L/C Participant shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction).

Section 2A.6. Increased Costs.  If any Change in Law shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or any L/C Participant’s participation therein, or (ii) shall impose on such Letter of Credit Issuer or any L/C Participant’s any other conditions affecting this Agreement, any Letter of Credit or such L/C Participant’s participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than any increased cost or reduction in the amount received or receivable resulting from a change in the rate of taxes or similar charges), then, upon demand to the

Borrower by such Letter of Credit Issuer or such L/C Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction.  A certificate submitted to the Borrower by the respective Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent) setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2A.6 upon the subsequent receipt thereof.  The Borrower’s obligations under this Section are limited as set forth in Section 8.6.

Article 3

Conditions

Section 3.1. Initial Borrowing.  The obligations of the Banks to make the initial Loans hereunder and of any Letter of Credit Issuer to issue the initial Letter of Credit hereunder are subject to receipt by the Administrative Agent of the following documents:

(a)an opinion of counsel for the Credit Parties in a form reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby as the Administrative Agent or the Required Banks may reasonably request;

(b)all documents the Administrative Agent may reasonably request relating to the corporate authority of each Credit Party which is a party hereto or any other Credit Document and the validity of this Agreement and each other Credit Document, all in form and substance reasonably satisfactory to the Administrative Agent;

(c)copies of this Agreement executed by the Borrower, each Guarantor and each of the Banks; and

(d)the Administrative Agent shall have received documentation, in form and substance reasonably acceptable to the Administrative Agent, evidencing the termination of the Existing Credit Agreement and the repayment of all obligations owing thereunder (other than indemnities and similar obligations that customarily survive termination of credit facilities), which repayment may be made with the proceeds of the initial Loans hereunder.

The Administrative Agent shall promptly notify the Borrower and the Banks of the satisfaction of the conditions set forth in this Section 3.1, and such notice shall be conclusive and binding on all parties hereto.

Section 3.2. Each Borrowing.  The obligation of the Banks to make each Loan hereunder and of any Letter of Credit Issuer to issue or amend each Letter of Credit is subject at the time of such Loan or issuance or amendment of such Letter of Credit to the satisfaction of the following conditions:

(a)the satisfaction of the conditions set forth in Section 3.1;

(b)receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(c)the fact that, immediately after any Borrowing of Revolving Loans, the aggregate U.S. Dollar Amount of all Revolving Loans made hereunder plus the U.S. Dollar Equivalent of all Swing Loans and Letter of Credit Outstandings will not exceed the Total Revolving Credit Commitments in effect;

(d)the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(e)the fact that the representations and warranties of the Credit Parties contained in this Agreement shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) on and as of the date of such Borrowing (other than representations and warranties that relate to a specific date, which shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such date); and

(f)with respect to the transactions contemplated by the Credit Agreement, each Credit Party shall have obtained any necessary consents, waivers, approvals, authorizations, registrations, filings, licenses and notifications (including, if necessary, qualifying to do business in, and qualifying under the applicable consumer laws of, each jurisdiction where the applicable party is then doing business, or is in the process of obtaining such qualification in each jurisdiction where the applicable party is expected to be doing business utilizing the proceeds of such Loan) and the same shall be in full force and effect, except where the failure to obtain such consent, qualification or other item could not reasonably be expected to have a Material Adverse Effect.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d), (e) and (f) of this Section.

No Bank shall have any obligation to make a Loan hereunder and no Letter of Credit Issuer shall have any obligation to issue a Letter of Credit hereunder at any time unless all conditions precedent have been satisfied before or at such time.  The conditions precedent are included for the exclusive benefit of the Administrative Agent and the Banks.  In the event that any one more Banks makes available a Loan or any one or more Letter of Credit Issuers issues a Letter of Credit at the request of the Borrower notwithstanding that any one or more of the conditions precedent thereto have not been satisfied in whole or in part, such waiver shall not operate as to waive the right of the Administrative Agent, the Banks and the Letter of Credit Issuers to require strict compliance thereafter.

Article 4

Representations and Warranties

The Borrower represents and warrants that:

Section 4.1. Existence and Power.  Each Credit Party is a corporation, limited liability company, partnership or other organization, duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.2. Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party (i) are within the corporate or other powers of such Credit Party, (ii) have been duly authorized by all necessary corporate or other action, (iii) require no action by or in respect of, or filing with, any Governmental Authority except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (iv) do not contravene, or constitute a default under, (A) any provision of applicable law or regulation or of the articles of association, the organizational certificate, bylaws or other constitutional documents, as applicable, of such Credit Party or (B) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect and (v) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.  Neither the Borrower (or any of its directors or officers) nor any Insured Subsidiary (or any of its directors or officers) is a party to, or subject to, any agreement with, or specific directive or order issued by, any federal or state bank or thrift regulatory authority which restricts the payment of dividends by any Insured Subsidiary to the Borrower; and no action or administrative proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Insured Subsidiary or any of their directors or officers which seeks to impose any such restriction, in each case that could reasonably be expected to have a Material Adverse Effect.

Section 4.3. Binding Effect.  This Agreement and the other Credit Documents constitute valid and binding agreements of the Borrower and each other Credit Party which is a party thereto, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

Section 4.4. Financial Information.  (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2012, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP, and the unaudited interim consolidated balance sheet of the

Borrower and its Consolidated Subsidiaries as of March 31, 2013 and the related consolidated statements of income, retained earnings and cash flows for the three months then ended, copies of which have been delivered to each of the Banks, fairly present in all material respects the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to the absence of footnotes and to year end adjustments.

(b)Since December 31, 2012 there has been no material adverse change in the business, financial position or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

(c)Except as disclosed in the financial statements delivered pursuant to Section 4.4(a) there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to have a material and adverse effect on the Borrower or the Borrower and its Subsidiaries taken as a whole.  As of the Effective Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in the financial statements delivered pursuant to Section 4.4(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or the Borrower and its Subsidiaries taken as a whole.

Section 4.5. Litigation.  There is no action, suit, proceeding or governmental investigation pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any other Governmental Authority in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of any Credit Document.

Section 4.6. Compliance with ERISA.  To the best of the Borrower’s knowledge after reasonable investigation:  (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b)Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All material contributions required to be made with respect to a Foreign Pension Plan have been timely made.  Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.  The Borrower and its Subsidiaries do not maintain or contribute to any Foreign Pension Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

Section 4.7. Environmental Matters.  To the best of the Borrower’s knowledge after reasonable investigation:  Each of the Borrower and its Subsidiaries has obtained all material environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted except for such permits, licenses and other authorizations the failure to obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of such permits, licenses and authorizations is in full force and effect and the Borrower and its Subsidiaries is in material compliance with the terms and conditions thereof, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder except for such failure to comply, individually or in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect.  In addition, no notice, notification, demand, request for information, citations, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Substance generated or handled by the Borrower or any of its Subsidiaries except for such matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries which have not been made available to the Administrative Agent and the Banks except for such matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.8. Taxes.  The Borrower and its Subsidiaries have filed all United States Federal and Canadian income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and by appropriate proceedings.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9. Subsidiaries.  Each of the Borrower’s Subsidiaries, if any, is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate or other organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. Investment Company.  The Borrower is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.  The Borrower has disclosed to the Administrative Agent and the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement or the other Credit Documents.

Section 4.12. OFAC.  Neither any Credit Party nor any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

Section 4.13. Patriot Act.  Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto.  Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Article 5

Covenants

The Borrower and each Guarantor, as the case may be, agree that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

Section 5.1. Information.  The Borrower will deliver to each of the Banks:

(a)as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, and changes in common stockholders’ equity, each for such fiscal year, setting forth in comparative form the figures for the previous fiscal year and certified by Deloitte & Touche LLP or another independent public accounting firm of nationally recognized standing (it being understood that the public availability as posted on the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) by the Borrower of annual reports on Form 10-K of the Borrower and its Consolidated Subsidiaries shall satisfy the requirements of this Section 5.1(a) to the extent such annual reports include the information specified herein);

(b)as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) to fairly present in all material respects, such financial condition, and as to GAAP and consistency by the treasurer or chief financial officer of the Borrower (it being understood that the public availability as posted on EDGAR by the Borrower of quarterly reports on Form 10-Q of the Borrower and its Consolidated Subsidiaries shall satisfy the requirements of this Section 5.1(b) to the extent such quarterly reports include the information specified herein);

(c)simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the treasurer or chief financial officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.11, 5.12, and 5.13 and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (d)so long as not contrary to the then recommendations of the Financial Accounting Standards Board, simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the accounting firm which reported on such statements as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

(e)within forty-five (45) days after the beginning of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of consolidated income, consolidated cash flows, and consolidated balance sheets) prepared by the Borrower for each of the four quarters of such fiscal year, accompanied by a statement of the treasurer or chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, the budget is a reasonable estimate for the period covered thereby;

(f)within five (5) days after any officer of any Credit Party obtains knowledge of any Default, if such Default is then continuing, a certificate of the treasurer or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower or such Credit Party is taking or proposes to take with respect thereto;

(g)promptly after the mailing thereof to the public shareholders of the Borrower, copies of all financial statements, reports and proxy statements so mailed (it being understood that the public availability as posted on EDGAR by the Borrower of any such financial statements, reports and proxy statements shall satisfy the requirements of this Section 5.1(g));

(h)promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or any other Credit Party shall have filed with the Securities and Exchange Commission (it being understood that the public availability as posted on EDGAR by the Borrower of any such registration statements and reports shall satisfy the requirements of this Section 5.1(h));

(i)promptly upon discovery of the fact that any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan, Foreign Pension Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan, Foreign Pension Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower, the applicable Credit Party or the applicable member of the ERISA Group is required or proposes to take;

(j)to the extent permitted by applicable law, promptly upon the receipt or execution thereof, (i) notice by the Borrower or any Insured Subsidiary that (1) it has received a request or directive from any federal, state or other regulatory agency which requires it to submit a capital maintenance or restoration plan that restricts the payment of dividends by any Insured Subsidiary to the Borrower or (2) it has submitted a capital maintenance or restoration plan to any federal, state or other regulatory agency or has entered into a memorandum or agreement with any such agency, in each case which plan, memorandum or agreement restricts the payment of dividends by any Insured Subsidiary to the Borrower, and (ii) copies of any such plan, memorandum, or agreement, unless disclosure is prohibited by the terms thereof or by law, rule or regulation and, after the Borrower or such Insured Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan, memorandum, or agreement to the Banks;

(k)prompt notice if the Borrower, any Subsidiary or any other Credit Party shall receive any notification from any governmental authority alleging a violation of any applicable law or any inquiry which could reasonably be expected to have a Material Adverse Effect;

(l)prompt notice of any Person becoming a Material Subsidiary;

(m)prompt notice of the sale, transfer or other disposition of any Material Asset of the Borrower, any Subsidiary or any other Credit Party to any Person other than the Borrower, any Subsidiary or any other Credit Party other than a sale, transfer or other disposition made in the ordinary course of business;

(n)prompt notice of any change in the senior management of the Borrower and any change in the business assets, liabilities, financial condition or operations of the Borrower, any Subsidiary or any other Credit Party which has had or could reasonably be expected to have a Material Adverse Effect;

     (o)promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their property which could reasonably be expected to have a Material Adverse Effect; and

(p)from time to time such additional information regarding the financial position or business of the Credit Parties and their Subsidiaries (including non-financial information and examination reports and supervisory letters to the extent permitted by applicable regulatory authorities) as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.2. Payment of Obligations.  Each Credit Party will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same (i) may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same or (ii) could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3. Maintenance of Property; Insurance.  (a) Each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)Each Credit Party will, and will cause each Subsidiary to, maintain (either in the name of the Borrower or in its own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.4. Conduct of Business and Maintenance of Existence.  Each Credit Party will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by such Credit Party, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, that nothing in this Section 5.4 shall prohibit (i) a merger or consolidation which is otherwise permitted by Section 5.7 or (ii) the termination of the existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

Section 5.5. Compliance with Laws.  Each Credit Party will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) to the extent that failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Inspection of Property, Books and Records.  The Credit Parties will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank, at such Bank’s expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.7. Mergers and Sales of Assets.  The Credit Parties will not (x) consolidate or merge with or into any other Person or (y) sell, lease or otherwise transfer, directly or indirectly, any substantial part of the assets of any Credit Party and its Subsidiaries, taken as a whole, to any other Person; except that the following shall be permitted, but in the case of clauses (a), (c) and (d) below, only so long as no Default shall have occurred and be continuing both before and after giving effect thereto:  (a) (i) any Credit Party may merge with or sell or otherwise transfer assets to the Borrower or any Subsidiary, provided that in the case of any merger involving the Borrower, the Borrower is the surviving entity of such merger, (ii) any Person may be merged with or into any Credit Party pursuant to an acquisition permitted by this Agreement (including Section 5.18), provided that such Credit Party is the surviving entity of such merger and (iii) any Credit Party (other than the Borrower) may be merged with or into any Person pursuant to an acquisition permitted by Section 5.18, provided that if required by Section 5.20 the surviving entity becomes a Guarantor within the time period specified in Section 5.20 pursuant to documentation in compliance with Section 5.20, (b) the sale or other transfer of Securitization Assets, (c) assets sold and leased back in the normal course of the Borrower’s business, (d) sales, leases and other transfers of assets in an aggregate amount which when combined with all such other transactions under this clause (d) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 15% of Consolidated Total Assets of the Borrower calculated as of the end of the immediately preceding fiscal year, and (e) Restricted Payments that are not prohibited by Section 5.16.

Section 5.8. Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrower to finance the general corporate and working capital needs of the Borrower and its Subsidiaries including, without limitation, the refinancing of existing indebtedness and the financing of Restricted Acquisitions.  None of the proceeds of any Loan made hereunder will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.9. Negative Pledge.  Neither a Credit Party nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)Liens existing on the Effective Date and listed on Schedule 5.9 hereto; provided that such Liens shall not apply to any other property or assets of such Credit Party or its Subsidiaries;

(b)any Lien existing on any asset of any Person at the time such Person  becomes a Subsidiary and not created in contemplation of such event, so long as such Lien does not attach to any other asset of such Subsidiary;

(c)any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches only to such asset acquired and attaches concurrently with or within ninety (90) days after the acquisition thereof;

(d)any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into a Credit Party or its Subsidiary and not created in contemplation of such event, so long as such Lien does not attach to any other asset of such Credit Party or its Subsidiaries;

(e)any Lien existing on any asset prior to the acquisition thereof by a Credit Party or a Subsidiary and not created in contemplation of such acquisition;

(f)any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the amount of such Debt is not increased and is not secured by any additional assets;

(g)Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding U.S. $5,000,000 and (iii) do not in the aggregate materially detract from the value of the assets secured or materially impair the use thereof in the operation of such Credit Party or Subsidiary’s business;

(h)Liens arising in connection with Qualified Securitization Transactions;

(i)Liens securing Debt permitted under Section 5.14(iv) hereof;

(j)Liens incurred or deposits or pledges (1) made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) to secure the payment or performance of tenders, statutory or regulatory obligations, bids, leases, contracts (including contracts to provide customer care services, billing services, transaction processing services and other services), performance and return of money bonds and other similar obligations,including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money), or (iii) to cover anticipated costs of future redemptions of awards under loyalty marketing programs; or (2) required or requested by any regulatory authority having jurisdiction over any Insured Subsidiary in favor of any such regulatory authority or its nominee or made to comply or maintain compliance with Section 5.15 or any plan, memorandum or agreement with, or any order, request or directive from, any such regulatory authority; and

(k)Liens not otherwise permitted by the foregoing clauses of this Section 5.9 securing Debt or other obligations in an aggregate principal or face amount at any date not to exceed $400,000,000.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof.

Section 5.10. End of Fiscal Years and Fiscal Quarters.  The Borrower shall cause its fiscal year, and shall cause each of its Subsidiaries’ fiscal years, to end on December 31 and shall cause its and each of its Subsidiaries’ fiscal quarters to coincide with calendar quarters.

Section 5.11. Total Leverage Ratio.  The Borrower shall not permit its Total Leverage Ratio at any time to exceed 3.50 to 1.00.

Section 5.12. Interest Coverage Ratio.  The Borrower will not permit its Interest Coverage Ratio for any period of four consecutive fiscal quarters, as determined for such four quarter period ending on the last day of any fiscal quarter, to be less than 4.50 to 1.00.

Section 5.13. Delinquency Ratio. The Borrower shall not permit the average of the Delinquency Ratios for Comenity Bank for the most recently ended three consecutive calendar months to exceed 4.5%.

Section 5.14. Debt Limitation.  The Borrower shall not, and shall not permit any of its Subsidiaries, whether now existing or created in the future, to create or incur any Debt other than:

(i)any Debt created or incurred by the Borrower or such Subsidiary on or before the Effective Date and extensions, renewals, refinancings, refundings and replacements thereof, provided that, except to the extent otherwise permitted under another clause of this Section 5.14, the amount of such Debt is not increased at the time of such extension, renewal, refinancing, refunding or replacement other than by an amount equal to the sum of accrued interest on the Debt being extended, renewed, refinanced, refunded or replaced, any prepayment premiums thereon and all fees, costs, expenses and original issue discount associated with such transaction;

    (ii)any Debt owed to the Borrower or a Subsidiary by the Borrower or a Subsidiary;

   (iii)issuances by Insured Subsidiaries of certificates of deposit and other items to the extent no Default results therefrom pursuant to the other covenants contained in this Article 5;

     (iv)obligations of the Borrower or its Subsidiaries as lessee in respect of Capital Leases and shown on the balance sheet of the Borrower and its Subsidiaries;

(v)loans and letter of credit reimbursement obligations outstanding from time to time under this Agreement;

(vi)Debt incurred by the Borrower and its Subsidiaries in the nature of a purchase price adjustment in connection with a permitted Restricted Acquisition;

(vii)Debt of any Person that is acquired by the Borrower or any Subsidiary and becomes a Subsidiary or is merged with or into the Borrower or any Subsidiary after the Effective Date and Debt secured by an asset acquired by the Borrower or any Subsidiary after the Effective Date, and, in each case, refinancings, renewals, extensions, refundings and replacements thereof, if (A) such original Debt was in existence on the date such Person became a Subsidiary or merged with or into the Borrower or any Subsidiary or on the date that such asset was acquired, as the case may be, (B) such original Debt was not created in contemplation of such Person becoming a Subsidiary or merging with or into the Borrower or any Subsidiary or such asset being acquired, as the case may be, and (C) immediately after giving effect to the acquisition of such Person or asset by the Borrower or any Subsidiary, as the case may be, no Default or Event of Default shall have occurred and be continuing, including, without limitation, under Section 5.18 of this Agreement;

(viii)Debt of the Borrower and its Subsidiaries maturing not earlier than 180 days after the latest of the Maturity Date and any Extended Maturity Date in effect as of the time when such Debt under this clause (viii) is incurred in an amount such that, after giving pro forma effect thereto and to the use of proceeds thereof (including as contemplated by Section 5.18), the Borrower shall be in compliance with the covenants set forth in Sections 5.11 and 5.12 of this Agreement; and

(ix)other Debt of the Borrower and its Subsidiaries maturing not later than 180 days after the latest of the Maturity Date and any Extended Maturity Date in effect as of the time when such Debt under this clause (ix) is incurred not otherwise permitted by this Section 5.14 in an amount not to exceed $100,000,000 in the aggregate at any one time outstanding.

Section 5.15. Capitalization of Insured Subsidiaries.  The Borrower shall, at all times, cause all Insured Subsidiaries to be “well capitalized” within the meaning of U.S. 12 C.F.R. 208.43(b)(1) or any successor regulation and such Insured Subsidiaries at no time be reclassified by any relevant agency as anything other than “well capitalized.”

Section 5.16. Restricted Payments; Required Dividends.  (a) Neither the Borrower nor any of its Subsidiaries will declare or make any Restricted Payment unless, immediately prior to and after giving effect thereto, no Default or Event of Default exists, other than (i) the declaration and payment of Restricted Payments made in accordance with the terms of Section 5.16(b) below, (ii) the declaration and payment of Restricted Payments made to the

Borrower or any other Credit Party and (iii) the declaration and payment of Restricted Payments made by a Wholly-Owned Subsidiary that is not a Credit Party to another Wholly-Owned Subsidiary that is not a Credit Party.

(b)Subject to Section 5.15, the Borrower shall cause each Domestic Subsidiary (to the extent permitted under any applicable law, rule or regulation, judgment, injunction, order, directive, request or decree of any governmental authority or any memorandum or agreement with any federal, state or other regulatory agency) to take all such necessary corporate actions to declare cash dividends, payable to the shareholder of such Subsidiary, in an aggregate amount, if any, equal to all amounts that are then due and owing and remain outstanding after the date of payment therefor pursuant to the terms of this Agreement.

Section 5.17. Change of Business.  The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries, taken as a whole, from that conducted on the Effective Date.

Section 5.18. Restricted Acquisitions.  The Borrower and its Subsidiaries may make Restricted Acquisitions so long as:

(i)the Borrower and its Subsidiaries shall be in compliance with all provisions of this Agreement, including all financial covenants, both before and after giving effect thereto, with such financial covenants to be calculated on a pro forma basis as if such Restricted Acquisition had been consummated on the first day of the then most recently ended period of four consecutive fiscal quarters and giving effect to (x) the actual historical financial performance (including Consolidated Operating EBITDA) of such acquired entity or assets and (y) identifiable cost savings associated with such acquired entities or assets as reasonably approved by the Administrative Agent; and

(ii)such Restricted Acquisition is not a Hostile Acquisition.

Section 5.19. No Restrictions.  Except as provided herein, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Insured Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary or (d) sell, lease or transfer any of its property or assets to the Borrower or any other Subsidiary, except encumbrances and restrictions of the types described below:

(1)encumbrances and restrictions contained in this Agreement and the other Credit Documents;

(2)customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements;

(3)encumbrances and restrictions required by laws, rules and regulations relating to Insured Subsidiaries or any plan, memorandum or agreement with, or any order, request or directive from, or by, any regulatory authority having jurisdiction over such Insured Subsidiary or any of their businesses;

(4)customary restrictions in agreements governing Liens permitted under Section 5.9 provided that such restrictions relate solely to the property subject to such Lien;

(5)encumbrances and restrictions contained in any merger agreement or any agreement for the sale or other disposition of an asset, including, without limitation, the capital stock or other equity interest of a Subsidiary, provided, that such restriction is limited to the asset that is the subject of such agreement for sale or disposition and such disposition is made in compliance with Section 5.7;

(6)encumbrances and restrictions contained in contracts (other than relating to Debt) entered into in the ordinary course of business that do not, in the aggregate, detract from the value of the property or assets of the Borrower or any Subsidiary in any material manner (including, without limitation, non-assignment provisions in leases and licenses);

(7)encumbrances and restrictions contained in agreements governing Debt permitted under Section 5.14;

(8)any encumbrance or restriction contained in any agreement, instrument or capital stock or other equity interest of a Person, or with respect to any property or asset, acquired after the Effective Date (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement, instrument or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or any property or assets, as applicable, other than the Person, or the property or assets so acquired;

(9)any encumbrance or restriction contained in any agreement, instrument or capital stock or other equity interest of a Qualified Securitization Entity, or with respect to any Securitization Assets, which encumbrance or restriction is not applicable to any Person, or any assets, as applicable, other than such Qualified Securitization Entity or such Securitization Assets;

  (10)encumbrances and restrictions contained in customary lock-up agreements entered into in connection with a proposed sale or issuance of capital stock or other equity interest;

(11)customary encumbrances and restrictions contained in swap contracts and Derivative Obligations;

(12)encumbrances and restrictions arising out of Preferred Interests relating to the payment of dividends and distributions with respect to other Capital Interests; and

(13)encumbrances and restrictions contained in any agreement or instrument, capital stock or other equity interest that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement, instrument or capital stock or equity interest described in clauses (1)-(12) of this Section, from time to time, in whole or in part, provided that the encumbrances or restrictions set forth therein are not more restrictive than those contained in the predecessor agreement, instrument or capital stock or other equity interest.

Section 5.20. Guarantors.  The Borrower will (a) cause each Material Domestic Subsidiary to execute this Agreement as a Guarantor (and from and after the Effective Date cause each Material Domestic Subsidiary to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within thirty (30) days after becoming a Material Domestic Subsidiary of the Borrower, an executed Guarantor Supplement to become a Guarantor hereunder (whereupon such Subsidiary shall become a “Guarantor” under this Agreement)), and (b) deliver and cause each such Subsidiary to deliver customary resolutions, opinions of counsel, and such other customary documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that upon the Borrower’s written request of and certification to the Administrative Agent that a Subsidiary is no longer a Material Domestic Subsidiary, the Administrative Agent shall release such Subsidiary from its duties and obligations hereunder and under its Guarantor Supplement; provided, further, that if such Subsidiary subsequently qualifies as a Material Domestic Subsidiary, it shall be required to re-execute the Guarantor Supplement and re-deliver such resolutions, opinions of counsel, and such other customary documentation as the Administrative Agent may reasonably request.  Notwithstanding the foregoing, the provisions of this Section 5.20 shall not be applicable with respect to Insured Subsidiaries, Qualified Securitization Entities and Subsidiaries of Foreign Subsidiaries, Insured Subsidiaries and Qualified Securitization Entities.  In addition to the Subsidiaries that are required to become Guarantors pursuant to the foregoing, the Borrower may, at its sole election at any time and from time to time, cause any other Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent an executed Guarantor Supplement, together with customary resolutions, opinions of counsel and such other customary documentation as the Administrative Agent may reasonably request.  The Borrower may cause any Subsidiary that becomes a Guarantor pursuant to the preceding sentence that has not since become a Material Domestic Subsidiary to cease being a Guarantor at any time by notice to the Administrative Agent.

Section 5.21. Government Regulation.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Banks, any Letter of Credit Issuer or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Credit Parties, or (b) fail to provide documentary and other evidence of the identity of the Credit Parties as may be reasonably requested by the Banks or the Administrative Agent at any time to enable the Banks or the Administrative Agent to verify the identity of the Credit Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Article 6

Defaults

Section 6.1. Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)the Borrower shall fail to pay when due any principal of any Loan or Unpaid Drawing or shall fail to pay within five (5) Business Days from the date due any interest, any fees or any other amount payable hereunder;

(b)any Credit Party shall fail to observe or perform any covenant contained in Article 5 (other than those contained in Sections 5.1 through 5.3 inclusive, Section 5.5, Section 5.6 and Section 5.16(b));

(c)any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty (30) days after notice thereof has been given to the applicable Credit Party by the Administrative Agent at the request of the Required Banks;

(d)any representation, warranty, certification or statement made by any Credit Party in any Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)any Credit Party or any Subsidiary of any of them shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(f)any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of any Credit Party or any Subsidiary of a Credit Party or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g)any Credit Party, any Domestic Subsidiary or any Material Subsidiary of any of them shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver (which for the purposes hereof include a receiver and manager or an interim receiver), liquidator, custodian, examiner or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or any Insured Subsidiary that is a Material Subsidiary shall cease to be a federally insured depositary institution (or the Canadian equivalent thereof), or a cease and desist order which is material and adverse to the conduct of such Insured Subsidiary’s business or assets shall be issued against the Borrower or any such Insured Subsidiary pursuant to applicable federal, state or other law applicable to banks or thrifts;

(h)an involuntary case or other proceeding shall be commenced against any Credit Party, any Domestic Subsidiary or any Material Subsidiary of any of them seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, examiner or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party, any Domestic Subsidiary or any Material Subsidiary of any of them under the federal bankruptcy laws as now or hereafter in effect;

(i)any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of U.S. $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of U.S. $50,000,000;

(j)judgments or orders for the payment of money aggregating in excess of U.S. $50,000,000 (in excess of amounts covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) shall be rendered against the Borrower or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days;

(k)a Change of Control shall occur; or

(l)any Guarantor shall revoke its guaranty provided for in Article 9 of this Agreement or assert that its guaranty provided for in Article 9 of this Agreement is unenforceable or otherwise invalid except as permitted hereunder;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) if requested by the Required Banks, by notice to the Borrower declare the Loans (together with accrued interest thereon and any accrued but unpaid commitment fee) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that in the case of any of the Events of Default specified in clause 6.1(g) or 6.1(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon and any accrued but unpaid commitment fee) shall become immediately due and payable without presentment, demand, notice of acceleration, notice of intent to accelerate, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) if requested by the Required Banks:  (x) terminate any Letter of Credit which may be terminated in accordance with its terms; (y) direct the Borrower to deposit (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in clauses 6.1(g) and 6.1(h) in respect of the Borrower, it will deposit) with the Administrative Agent, at its Payment Office, Cash Collateral in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (z) apply any Cash Collateral held pursuant to this Agreement to repay the Obligations.

Section 6.2. Notice of Default.  (a) The Borrower shall comply with Section 5.1(f).

(b)The Administrative Agent shall give notice to the Borrower as provided in Section 6.1 promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.

Article 7

The Agent

Section 7.1. Appointment and Authorization.  (a) Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.2. Administrative Agent and Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

Section 7.3. Action by Administrative Agent.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.4. Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower and/or any Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5. Liability of Administrative Agent.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or, when expressly required hereby, such different number of Banks required to consent to or request such action or inaction) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.6. Indemnification.  Each Bank shall, ratably in accordance with its respective Percentage, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.  The obligations of the Banks under this Section shall survive the termination of this Agreement.

Section 7.7. Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8. Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, subject to the consent of the Borrower if no Event of Default exists (such consent not to be unreasonably withheld).  If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, subject to the consent of the Borrower if no Event of Default exists (such consent not to be unreasonably withheld), which shall be a commercial bank organized under the laws of Canada or the United States of America or of any State thereof and having a combined capital and surplus of at least the U.S. Dollar Equivalent of U.S. $500,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder, other than Section 10.15.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.9. Letter of Credit Issuer and Swing Lender.  Each Letter of Credit Issuer shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Lender shall act on behalf of the Banks with respect to the Swing Loans made hereunder.  Each Letter of Credit Issuer and the Swing Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 7 with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the documents pertaining to such Letters of Credit or by the Swing Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Article 7, included each Letter of Credit Issuer and the Swing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each Letter of Credit Issuer or Swing Lender, as applicable.

Section 7.10. Other Agents.  None of the Persons identified in this Agreement as the Syndication Agent or a Documentation Agent, Lead Arranger or Book Runner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such.  Without limiting the foregoing, none of such Banks shall have or be deemed to have a fiduciary relationship with any Bank.

Article 8

Change in Circumstances

Section 8.1. Basis for Determining Interest Rate Inaccurate or Unfair.  If on, or prior to, the first day of any Interest Period for a Euro-Dollar Loan:

(a)the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the Euro-Dollar market for such Interest Period, or

(b)Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Should either of the events set forth in clause (a) or (b) above occur, unless the Borrower notifies the Administrative Agent at least two (2) Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.2. Illegality.  If any Change in Law shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.3. Increased Cost and Reduced Return.  (a) If any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loans, its Note(s) or its obligation to make Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note(s) with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)If any Bank shall have reasonably determined that any Change in Law has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)Each Bank will promptly notify the Borrower and the Administrative Agent of any Change in Law of which it has knowledge which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.4. Taxes.  (a) For the purposes of this Section 8.4, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower or the applicable Guarantor, as the case may be, pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, receipts, capital and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b)Any and all payments by the Borrower or the applicable Guarantor, as the case may be, to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided, that, if the Borrower or the applicable Guarantor, as the case may be, shall be required by law to deduct any Taxes or Other Taxes from any such payments (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the applicable Guarantor, as the case may be, shall make such deductions,  and (iii) the Borrower or the applicable Guarantor, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(c)The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be paid within fifteen (15) days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d)Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the
Administrative Agent with Internal Revenue Service form W-8 BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e)For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f)If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(g)If a payment made to a Bank under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA, such Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or the Administrative Agent, as applicable, as may be advisable or necessary for either the Borrower or the Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 8.5. Base Rate Loans Substituted for Affected Fixed Rate Loans.  If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks); and

  (b)after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into Euro-Dollar Loans on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.6. Limitations on Reimbursement.  (a) The Borrower shall not be required to pay to any Bank reimbursement with regard to any costs or expenses under Section 2.15, 2A.6 or

Article 8 incurred more than ninety (90) days prior to the date of the relevant Bank’s demand therefor; provided that if the event giving rise to such claim is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect.

(b)None of the Banks shall be permitted to pass through to the Borrower charges and costs under Section 2.15 or 2A.6 or Article 8 on a discriminatory basis (i.e., which are not also passed through by such Bank to other customers of such Bank similarly situated where such customer is subject to documents providing for such pass through).

(c)If the obligation of any Bank to make a Euro-Dollar Loan has been suspended under Section 8.2 or 8.5 for more than three consecutive months, or any Bank has requested compensation under Section 2.15 or 8.3, then the Borrower, provided no Default exists, shall have the right to replace such Bank in accordance with Section 8.7.

Section 8.7 Replacement of Banks.  If the Borrower is entitled to replace a Bank pursuant to the provisions of Section 2A.1(c), Section 8.6 or Section 10.5 or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15, 2A.6, 8.3 and 8.4) and obligations under this Agreement and the related Credit Documents to an Eligible Transferee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6(c);

(b)such Bank shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and Unpaid Drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower  (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 2A.1(c) or 8.3 or payments required to be made pursuant to Section 8.4, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article 9

Performance and Payment Guaranty

Section 9.1. Unconditional and Irrevocable Guaranty.  (a) The Guarantors hereby jointly and severally, unconditionally and irrevocably undertake and agree with and for the benefit of the Administrative Agent and the Banks and each of their respective permitted assignees (collectively, the “Beneficiaries”) to cause the due payment, performance and observance by the Borrower and its assigns of all of the Obligations, terms, covenants, conditions, agreements and undertakings on the part of the Borrower, to be paid, performed or observed under any Credit Document in accordance with the terms thereof including, without limitation, any agreement of the Borrower to pay any amounts due with respect to the Loans, under this Agreement or any other amounts due and owing under any Credit Document together with all costs and expenses (including without limitation reasonable legal fees and disbursements and all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or any other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding) incurred by the Administrative Agent or any Bank in enforcing its or their rights under this Article 9 (all such Obligations, terms, covenants, conditions, agreements and undertakings on the part of the Borrower to be paid, performed or observed by the Borrower being collectively called the “Guaranteed Obligations”).  In the event that the Borrower shall fail in any manner whatsoever to pay, perform or observe any of the Guaranteed Obligations when the same shall be required to be paid, performed or observed under such Credit Document (after giving effect to any cure period), then each of the Guarantors will itself jointly and severally duly pay, perform or observe, or cause to be duly paid, performed or observed, such Guaranteed Obligation, and it shall not be a condition to the accrual of the obligation of any Guarantor hereunder to pay, perform or observe any Guaranteed Obligation (or to cause the same to be paid, performed or observed) that the Administrative Agent, the Banks or any of their permitted assignees shall have first made any request of or demand upon or given any notice to any Guarantor or to the Borrower or its successors or assigns, or have instituted any action or proceeding against any Guarantor or the Borrower or its successors or assigns in respect thereof.  Notwithstanding anything to the contrary contained in this Section 9.1 the obligations of the respective Guarantors hereunder in respect of the Borrower are expressly limited to the Guaranteed Obligations.

(b)The Guarantors each agree that its obligations under this Agreement shall be joint and several and irrevocable.  In the event that under applicable law (notwithstanding the Guarantors’ agreement regarding the joint and several and irrevocable nature of its obligations hereunder) any Guarantor shall have the right to revoke its guaranty under this Agreement, this Agreement shall continue in full force and effect as to such Guarantor until a written revocation hereof specifically referring hereto, signed by such Guarantor, is actually received by the Administrative Agent, delivered as provided in Section 10.1 hereof.  Any such revocation shall not affect the right of the Administrative Agent or any other Beneficiary to enforce their respective rights under this Agreement with respect to (i) any Guaranteed Obligation (including any Guaranteed Obligation that is contingent or unmatured) which arose on or prior to the date the aforementioned revocation was received by the Administrative Agent or (ii) any other Guarantor.  If the Administrative Agent, or its permitted assignees takes any action in reliance on this Agreement after any such revocation by a Guarantor but prior to the receipt by the Administrative Agent of said written notice, the rights of the Administrative Agent, any other Beneficiary or such permitted assignee with respect thereto shall be the same as if such revocation had not occurred.

(c)Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article 9 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article 9 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

(d)In the event of the sale or other disposition in compliance with this Agreement of all of the Capital Stock of a Subsidiary that is a Guarantor to any Person that is not an Affiliate of the Borrower, or upon the Borrower’s satisfaction with respect to a Guarantor of the release requirements set forth in Section 5.20, then, in each such event, such Guarantor’s Guaranty of the Guaranteed Obligations shall be terminated and such Guarantor shall be released from its duties and obligations under this Agreement (including, without limitation, Section 9.12) and under any Guarantor Supplement to which it is a party, subject to the requirement that a Material Domestic Subsidiary must become a Guarantor pursuant to Section 5.20.

Section 9.2. Enforcement.  The Administrative Agent and its permitted assignees may proceed to enforce the obligations of the Guarantors under this Agreement without first pursuing or exhausting any right or remedy which the Administrative Agent or its permitted assignees may have against the Borrower, any other Person or any collateral under the Credit Documents.

Section 9.3. Obligations Absolute.  To the extent permitted by law, the applicable Guarantor will perform its obligations under this Agreement regardless of any law now or hereafter in effect in any jurisdiction affecting any of the terms of this Agreement or any document delivered in connection with this Agreement or the rights of the Administrative Agent or its permitted assignees with respect thereto.  The obligations of each Guarantor under this Agreement shall be absolute and unconditional irrespective of:

(a)any lack of validity or enforceability or the discharge or disaffirmance (by any Person, including a trustee in bankruptcy) of the Guaranteed Obligations, the Loans, any Credit Document or any collateral or any document, or any other agreement or instrument relating thereto;

(b)any exchange, release, discharge or non-perfection of any collateral or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(c)any failure to obtain any authorization or approval from or other action by, or to notify or file with, any Governmental Authority required in connection with the performance of such obligations by the Borrower or any Guarantor; or

(d)any impossibility or impracticality of performance, illegality, force majeure, any act of any government or any other circumstance which might constitute a legal or equitable defense available to, or a discharge of, the Borrower or any Guarantor, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 9.3.

Each Guarantor further agrees that its obligations under this Agreement shall not be limited by any valuation or estimation made in connection with any proceedings involving the Borrower or any Guarantor filed under the U.S. Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), whether pursuant to Section 502 of the Bankruptcy Code or any other Section thereof.  Each Guarantor further agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of or against or in payment of any or all of the Guaranteed Obligations.  Each Guarantor further agrees that, to the extent that a payment or payments are made by or on behalf of the Borrower to the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, the estate, trustee, receiver or any other party relating to the Borrower, including, without limitation, any Guarantor, under any bankruptcy law, state, or federal law, common law or equitable cause then, to the extent of such payment or repayment, the Guaranteed Obligations or part thereof which had been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.  The obligations of any Guarantor under this Agreement shall not be discharged except by performance as provided herein or as otherwise provided in Section 9.1(d).

  Section 9.4. Waiver.  Each Guarantor hereby waives promptness, diligence, notice of acceleration, notice of intent to accelerate, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and any Credit Document and any requirement that the Administrative Agent or its permitted assignees exhaust any right or take any action against the Borrower, any other Person or any collateral under the Credit Documents.

Section 9.5. Subrogation.  No Guarantor will exercise or assert any rights which it may acquire by way of subrogation under this Agreement unless and until all of the Guaranteed Obligations shall have been paid and performed in full.  If any payment shall be made to any Guarantor on account of any subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid and performed in full each and every amount so paid will be held in trust for the benefit of the Beneficiaries and forthwith be paid to the appropriate Beneficiary in accordance with this Agreement and the appropriate Credit Document, to be credited and applied to the Guaranteed Obligations to the extent then unsatisfied, in accordance with the terms of this Agreement or any document delivered in connection with this Agreement, as the case may be.  In the event (i) the Guarantors shall have satisfied any of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations shall have been paid and performed in full, the Administrative Agent will, at the Guarantors’ request and expense, execute and deliver to the Guarantors appropriate documents, without recourse and without representation or warranty of any kind, necessary to evidence or confirm the transfer by way of subrogation to the Guarantors of the rights of the Beneficiaries or any permitted assignee, as the case may be, with respect to the Guaranteed Obligations to which the Guarantors shall have become entitled by way of subrogation, and thereafter the Beneficiaries and their respective permitted assignees shall have no responsibility to the Guarantors or any other Person with respect thereof.

Section 9.6. Survival.  All covenants made by the Guarantors herein shall be considered to have been relied upon by the Administrative Agent and the Banks and shall survive regardless of any investigation made by the Administrative Agent or any Bank or on the Administrative Agent’s behalf.

Section 9.7. Guarantors’ Consent to Assigns.  Each Bank may assign or participate out all or any portion of its Commitment or the Loans in accordance with Section 10.6 of this Agreement, and each Guarantor agrees to recognize any such Assignee or participant as a successor and assignee of such Bank hereunder, with all rights of such Bank hereunder.

Section 9.8. Continuing Agreement.  Article 9 under this Agreement is a continuing agreement and shall remain in full force and effect until all of the Borrower’s Obligations have been satisfied in full.

Section 9.9. Entire Agreement.  Each Guarantor acknowledges and agrees that the guarantee delivered by it hereunder is delivered free of any conditions and no representations have been made to any Guarantor affecting the liability of such Guarantor under its guarantee hereunder.  Each Guarantor confirms and agrees that the guarantee contained herein is in addition to and not in substitution for any other guarantee held or which may hereafter be held by the Administrative Agent or any Bank.  The rights, remedies and benefits in this Article 9 are cumulative and not in substitution for or exclusive of any other rights or remedies or benefits which the Administrative Agent or the Banks may otherwise have.

Section 9.10. Application.  All monies received by the Administrative Agent or the Banks under the guarantee contained in this Article 9 may be applied against such part or parts of the Guaranteed Obligations as the Administrative Agent and the Banks may see fit and they shall at all times and from time to time have the right to change any appropriation of monies received by it or them and to reapply the same against any other part or parts of the Guaranteed Obligations as it or they may see fit, notwithstanding any previous application howsoever made.

Section 9.11. Benefit to Guarantors.  The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 9.12. Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Article 9 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Article 9, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnification obligations) have been paid in full and all Commitments have been terminated or such Qualified ECP Guarantor’s Guaranty of the Guaranteed Obligations has been terminated in accordance with Section 9.1(d).  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article 10

Miscellaneous

Section 10.1. Notices.

(a)Generally.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party:  (i) in the case of a Credit Party, at its address or facsimile number set forth on the signature pages hereof, (ii) in the case of any Bank or the Administrative Agent, at its address or facsimile number set forth on the applicable Administrative Questionnaire or (iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (A) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (except that, if not given during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day), (B) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (C) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

(b)Electronic Communications.  Notices and other communications to the Banks and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or any Letter of Credit Issuer pursuant to Article 2 unless such Bank, the Letter of Credit Issuer, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Platform.  (i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Letter of Credit Issuers and the other Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Administrative Agent, any Bank or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.2. No Waivers.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.3. Expenses; Indemnification.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of counsel for the Administrative Agent in connection with the preparation and administration of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder, whether brought by a third party or by any Credit Party, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such indemnified party; provided, that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment or (ii) for any loss (A) asserted by another Indemnitee (other than based on an act or omission of a Credit Party) or (B) resulting from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c)Each Credit Party agrees not to assert any claim for special, indirect, consequential or punitive damages against any Indemnitee, and the Banks agree not to assert any such claim against any Credit Party, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Loan or Letter of Credit.

Section 10.4. Sharing of Set-Offs.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan, Unpaid Drawing or Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan, Unpaid Drawing or Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loan, Unpaid Drawing or Notes, as applicable, held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loan, Unpaid Drawing or Notes held by the Banks shall be shared by the Banks in accordance with their applicable Percentages; provided, that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder.  Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, Unpaid Drawing or Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 10.5. Amendment or Waiver, etc.  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, (i) without the consent of each affected Bank, extend any scheduled maturity of any Loan, Unpaid Drawing or Note, or reduce the rate of interest or fees or extend the time of payment of interest or fees, or reduce the principal amount thereof (except to the extent repaid in cash) (provided that any amendment or modification to the financial definitions in this Agreement or to Section 2.14 or pursuant to Section 1.2 shall not constitute a reduction in the rate of interest or any fees for purposes of this clause (i)) or (ii) without the consent of each Bank (a) release a Guarantor from its Guaranty of the Obligations of the Borrower (except in connection with the sale of a Subsidiary which is a Guarantor in accordance with the terms of this Agreement or as otherwise provided in Section 5.20), (b) amend, modify or waive any provision of this Section 10.5, (c) reduce the percentage specified in the definition of Required Banks (it being understood that, (1) with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Commitments are included on the Effective Date and (2) pursuant to Section 2.16, additional Loans may be made), (d) amend or modify any provision of Section 10.6 to add any additional consent requirements necessary to effect any assignment or participation thereunder,  (e) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, or (f) amend any Section which would alter the pro rata sharing of payments required thereby; provided, further, that no such change, waiver, discharge or termination shall (v) without the consent of  each Letter of Credit Issuer amend, modify or waive any provision of Article 2A or alter its rights or obligations with respect to Letters of Credit, (w) without the consent of the Swing Lender amend, modify or waive any provision of Section 2.1(c) through (g) or alter its rights or obligations with respect to Swing Loans, (x) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or of a mandatory reduction in the Total Revolving Credit Commitments shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Revolving Credit Commitment of any Bank shall not constitute an increase of the Revolving Credit Commitment of such Bank), (y) without the consent of the Administrative Agent, amend, modify or waive any provision of Article 7 or any other provision as the same relates to the rights or obligations of the Administrative Agent, or (z) without the consent of the CAD Fronting Bank, amend, modify or waive any provision of Section 2.1 or any other provision as the same relates to the rights or obligations of the CAD Fronting Bank.

If any Bank does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Bank and that has been approved by the Required Banks, the Borrower may replace such Non-Consenting Bank in accordance with Section 8.7; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.6. Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of their respective rights under this Agreement without the prior written consent of all Banks.

(b)Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitments or any or all of its Loans.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or of a mandatory reduction in the Total Revolving Credit Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest.  An assignment or other transfer which is not permitted by Section 10.6(c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 10.6(b).

(c)Any Bank may (A) assign all or a portion of its Term Loans, Revolving Credit Commitments and related outstanding Obligations hereunder to (i) its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company, (ii) to one or more Banks or (iii) in the case of a then existing Bank that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Bank or by an Affiliate of such investment advisor or (B) assign all, or, if less than all, a portion equal to at least U.S. $5,000,000 in the aggregate for the assigning Bank, of such Term Loans, Revolving Credit Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that:

(i)at such time Schedule I shall be deemed modified to reflect the Revolving Credit Commitments of such new Bank and of the existing Banks,

(ii)upon the surrender of the relevant Notes by the assigning Bank (or, upon such assigning Bank’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 2.4 (with appropriate modifications) to the extent needed to reflect the revised Term Loans or Revolving Credit Commitments,

(iii)the consent of the Administrative Agent, each Letter of Credit Issuer and the Swing Lender shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (B) above (which consent shall not be unreasonably withheld or delayed and, in the case of a Letter of Credit Issuer or Swing Lender shall only be required in connection with an assignment relating to the Revolving Credit),

(iv)so long as no Default or Event of Default exists, the consent of the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (B) above (which consent shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof),

(v)the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of U.S. $3,500, which fee shall not be subject to reimbursement from the Borrower unless such assignment shall be at the request of the Borrower to replace the assigning Bank, and

(vi)no such transfer or assignment will be effective until recorded by the Administrative Agent, which recordation shall be promptly made.

To the extent of any assignment pursuant to this Section 10.6(c), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Revolving Credit Commitments.  At the time of each assignment pursuant to this Section 10.6(c) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service forms described in Section 8.4(d).

(d)Any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and its Note, if any, to a Federal Reserve Bank or other central bank.  No such assignment shall release the transferor Bank from its obligations hereunder.

(e)Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof relating to claims, if any, under this Agreement.  In addition, notwithstanding anything to the contrary contained in this Section 10.6(e), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.

(f)No assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent or (ii) by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

(g)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Payment Office a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(h)No participation or assignment pursuant to this Section 10.6 shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(i)Notwithstanding anything to the contrary herein, if at any time the Swing Lender, CAD Fronting Bank or a Letter of Credit Issuer assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to Section 10.6(c) above, the Swing Lender, CAD Fronting Bank or such Letter of Credit Issuer may terminate the outstanding Swing Loans, CAD Fronted Loans or Letter of Credit Commitment, as applicable.  In such event, the Borrower shall be entitled to appoint another Non-Defaulting Bank to act as the successor Swing Lender, CAD Fronting Bank or Letter of Credit Issuer hereunder (with such Bank’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Lender, CAD Fronting Bank or Letter of Credit Issuer.  If the Swing Lender terminates the outstanding Swing Loans, or CAD Fronting  Bank terminates the outstanding CAD Fronted Loans or a Letter of Credit Issuer assigns all of its Revolving Credit Commitment, it shall retain all of the rights of the Swing Lender, CAD Fronting Bank and Letter of Credit Issuer, as applicable, provided hereunder with respect to Swing Loans and CAD Fronted Loans made by it or Letters of Credit issued by it and outstanding as of the effective date of such termination or assignment, including the right to require Banks to make Revolving Loans or fund participations in outstanding Swing Loans or to require the CAD Non-Funding Banks to fund the outstanding CAD Fronted Loans pursuant to Section 2.1 and outstanding Letters of Credit pursuant to Article 2A.

Section 10.7. Collateral.  Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.8. Governing Law; Submission to Jurisdiction.  (a) This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York.  The Borrower and Guarantors hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, and any appellate court from any thereof for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Borrower and Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)(i) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Bank in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Bank could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(ii)The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Banks under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Banks of any sum adjudged to be so due in the Other Currency, the Banks may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Banks in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Banks against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Banks in the Original Currency, the Banks shall remit such excess to the Borrower.

Section 10.9. Counterparts; Integration; Effectiveness; Survival .  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto and each of the other conditions specified in Section 3.1 have been satisfied.  Delivery of an executed counterpart to this Agreement or any other Credit Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.  The provisions of Sections 2.13, 2A.6, 8.3, 8.4, 8.6 and 10.3 and Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10. Waiver of Jury Trial.  Each of the Borrower, the Agent and the Banks hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 10.11. Limitation on Interest.  It is the intention of the parties hereto to comply with all applicable usury laws, whether now existing or hereafter enacted.  Accordingly, notwithstanding any provision to the contrary in this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks, in no contingency or event whatsoever, whether by acceleration of the maturity of indebtedness of the Borrower to the Banks or otherwise, shall the interest contracted for, charged or received by any Bank exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provisions of this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances any Bank shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the other Credit Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to indebtedness of the Borrower to the Banks or otherwise an amount that would exceed the highest lawful amount, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing in connection with this Agreement or on account of any other indebtedness of the Borrower to the Banks, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing in connection with this Agreement and such other indebtedness, such excess shall be refunded to the Borrower.  In determining whether or not the interest paid or payable with respect to indebtedness of the Borrower to the Banks, under any specific contingency, exceeds the maximum nonusurious rate permitted under applicable law, the Borrower and the Banks shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greaterthan that permitted by law.  Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the maximum rate permissible under applicable law rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the maximum rate permissible under applicable law, the rate of interest payable on the Borrower’s Obligations shall remain at the maximum rate permissible under applicable law until the Banks have received the amount of interest which such Banks would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the maximum rate permissible under applicable law during such period.  The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Agreement and the other Credit Documents.

Section 10.12. Currency Equivalent Generally.  For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), and in particular, without limitation, for purposes of valuations or computations under Sections 2.14, 5.9(g), 5.9(k), 5.14 and 6.1(j), unless expressly provided otherwise, where a reference is made to a U.S. Dollar amount, in order to determine the amount of Canadian Dollars to be considered as the amount in U.S. Dollars, such amount of Canadian Dollars shall be the U.S. Dollar Equivalent of such amount.

Section 10.13. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) the services regarding this Agreement provided by the Administrative Agent and/or the Banks are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Banks, on the other hand, (ii) each of the Administrative Agent and the Banks is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person, and (iii) neither the Administrative Agent nor any Bank has any obligation to the Borrower, any other Credit Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents.

Section 10.14. USA Patriot Act.  The Administrative Agent and each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow the Administrative Agent or such Bank, as applicable, to identify such Credit Party in accordance with the Act.

Section 10.15. Confidentiality.  Each of the Administrative Agent, the Banks and the Letter of Credit Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.15, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.15 or (B) becomes available to the Administrative Agent, any Bank or the Letter of Credit Issuer on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this Section 10.15(j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses including any information obtained pursuant to the inspection rights contained in Section 5.6, other than any such information that is available to the Administrative Agent, any Bank or the Letter of Credit Issuer on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[Signature Pages to Follow]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLIANCE DATA SYSTEMS CORPORATION, as Borrower

By:	/s/ Charles L. Horn
Name: Charles L. Horn
Its: Executive Vice President and Chief Financial Officer
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

ADS ALLIANCE DATA SYSTEMS, INC., as a Guarantor

By:	/s/ Charles L. Horn
Name: Charles L. Horn
Its: Executive Vice President and Chief Financial Officer
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

EPSILON DATA MANAGEMENT, LLC, as a Guarantor

By:	/s/ Charles L. Horn
Name: Charles L. Horn
Its: Vice President
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

ALLIANCE DATA FOREIGN HOLDINGS, INC., as a Guarantor

By:	/s/ Charles L. Horn
Name: Charles L. Horn
Its: Vice President
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

ADS FOREIGN HOLDINGS, INC.

By:	/s/ Charles L. Horn
Name: Charles L. Horn
Its: Vice President
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

COMENITY SERVICING LLC

By:	/s/ Jeffrey Fair
Name: Jeffrey Fair
Its: Vice President, Tax
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

COMENITY LLC

By:	/s/ Jeffrey Fair
Name: Jeffrey Fair
Its: Vice President, Tax
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

ASPEN MARKETING SERVICES, LLC

By:	/s/ Charles L. Horn
Name: Charles L. Horn
Its: Vice President
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	Treasurer
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

With	a copy to:
	Address:	7500 Dallas Parkway, Suite 700
Suite 700
Plano, TX 75024
	Attention:	General Counsel
	Telephone:	(214) 494-3000
	Facsimile:	(214) 494-3932

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

WELLS FARGO BANK, N.A., individually as a Bank, as Administrative Agent, Letter of Credit Issuer,
CAD Fronting Bank and Swing Lender

By:	/s/ Matthew Olson
Name: Matthew Olson
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Sugeet Manchanda Madan
Name: Sugeet Manchanda Madan
Its: Director

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert D. Bryant
Name: Robert D. Bryant
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

SUNTRUST BANK

By:	/s/ David Bennett
Name: David Bennett
Its: Director

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

FIFTH THIRD BANK

By:	/s/ Matthew Lewis
Name: Matthew Lewis
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

ROYAL BANK OF CANADA

By:	/s/ Kevin Flynn
Name: Kevin Fynn
Its: Authorized Signatory

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

MIZUHO BANK, LTD.

By:	/s/ Bertram H. Tang
Name: Bertram H. Tang
Its: Authorized Signatory

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

BARCLAYS BANK PLC

By:	/s/ Noam Azachi
Name: Noam Azachi
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

THE BANK OF NOVA SCOTIA

By:	/s/ Thane Rattew
Name: Thane Rattew
Its: Managing Director

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD

By:	/s/ Lillian Kim
Name: Lillian Kim
Its: Director

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ David W. Kee
Name: David W. Kee
Its: Managing Director

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

REGIONS BANK

By:	/s/ Sean Nichols
Name: Sean Nichols
Its: Officer

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Amanda M. Sigg
Name: Amanda M. Sigg
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ David A. Wild
Name: David A. Wild
Its: Senior Vice President

”

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY

By:	/s/ Gordon R. Eadon
Name: Gordon R. Eadon
Its: Authorized Signatory

By:	/s/ Dominic Sorresso
Name: Dominic Sorresso
Its: Authorized Signatory

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

RAYMOND JAMES BANK, N.A.

By:	/s/ Edward Gold
Name: Edward Gold
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ N. Lisa Tarrant
Name: N. Lisa Tarrant
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

THE NORTHERN TRUST COMPANY

By:	/s/ Sara Bravo
Name: Sara Bravo
Its: Second Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

COMPASS BANK

By:	/s/ John R. Bozalis, Jr.
Name: John R. Bozalis, Jr.
Its: Senior Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

CADENCE BANK, NA.

By:	/s/ Melinda N. Jackson
Name: Melinda N. Jackson
Its: Senior Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

PNC BANK NATIONAL ASSOCIATION

By:	/s/ Mary E. Auch
Name: Mary E. Auch
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Karen Beatty
Name: Karen Beatty
Its: Director

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

MANUFACTURERS BANK

By:	/s/ Sean R. Walker
Name: Sean R. Walker
Its: Vice President

[Signature Page to Alliance Data Systems Corporation Credit Agreement]

Pricing Schedule

“Euro-Dollar Margin” means, (i) for any day during the period from the Effective Date through but excluding the Start Date, 2.00% per annum and (ii) from and after the first day of any fiscal quarter of the Borrower beginning on or about October 1, 2013 (the “Start Date”) to and including the last day of such fiscal quarter, the applicable percentage per annum set forth below in the appropriate row under the column corresponding to the Borrower’s Total Leverage Ratio as calculated for the last day of the fiscal quarter of the Borrower ended immediately prior to such Start Date; provided that at all times during which financial statements have not been delivered when required pursuant to Section 5.1(a) or (b), as the case may be, the Euro-Dollar Margin shall be as set forth below under the column heading “Level IV.”

“Base Rate Margin” means (i) for any day during the period from the Effective Date through but excluding the Start Date, 1.00% per annum and (ii) from and after the first day of any fiscal quarter of the Borrower beginning on or about the Start Date to and including the last day of such fiscal quarter, the applicable percentage per annum set forth below in the appropriate row under the column corresponding to the Borrower’s Total Leverage Ratio as calculated for the last day of the fiscal quarter of the Borrower ended immediately prior to such Start Date; provided that at all times during which financial statements have not been delivered when required pursuant to Section 5.1(a) or (b), as the case may be, the Base Rate Margin shall be as set forth below under the column heading “Level IV.”

“Canadian Base Rate Margin” means (i) for any day during the period from the Effective Date through but excluding the Start Date, 1.00% per annum and (ii) from and after the first day of any fiscal quarter of the Borrower beginning on or about the Start Date to and including the last day of such fiscal quarter, the applicable percentage per annum set forth below in the appropriate row under the column corresponding to the Borrower’s Total Leverage Ratio as calculated for the last day of the fiscal quarter of the Borrower ended immediately prior to such Start Date; provided that at all times during which financial statements have not been delivered when required pursuant to Section 5.1(a) or (b), as the case may be, the Canadian Base Rate Margin shall be as set forth below under the column heading “Level IV.”

“Applicable Commitment Fee Percentage” means, (i) for any day during the period from the Effective Date through but excluding the Start Date, 0.350% per annum and (ii) from and after the first day of any fiscal quarter of the Borrower beginning on or about the Start Date to and including the last day of such fiscal quarter, the applicable percentage per annum set forth below in the appropriate row under the column corresponding to the Borrower’s Total Leverage Ratio as calculated for the last day of the fiscal quarter of the Borrower ended immediately prior to such Start Date; provided that at all times during which financial statements have not been delivered when required pursuant to Section 5.1(a) or (b), as the case may be, the Applicable Commitment Fee Percentage shall be as set forth below under the column heading “Level IV.”

Status	Level I	Level II	Level III	Level IV
Total Leverage Ratio	<1.00	≥1.00<1.50	≥1.50 < 2.50	≥2.50
Euro-Dollar Margin	1.25%	1.50%	1.75%	2.00%
Base Rate Margin and Canadian Base Rate Margin	0.25%	0.50%	0.75%	1.00%
Applicable Commitment Fee Percentage	0.250%	0.275%	0.300%	0.350%

APPENDIX I